Form 10-K, Exhibit 13
period 1995-06-30
ENERGY WEST INC
filed 1995-09-28
CIK 43350

EXHIBIT 13 - FINANCIAL STATEMENTS AND SCHEDULES

                      Report of Independent Auditors

The Board of Directors
Energy West Incorporated

We have audited the accompanying consolidated balance sheets of Energy West Incorporated and subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of income, stockholders equity, and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Energy West Incorporated and subsidiaries at June 30, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.
As described in Notes 4 and 5 to the consolidated financial statements, in 1994 the Company changed its method of accounting for postretirement benefits other than pensions and for income taxes, respectively.


Denver, Colorado
August 25, 1995


                                  F-1
***********************************************************************

                Energy West Incorporated and Subsidiaries

                       Consolidated Balance Sheets

                                                             June 30
                                                       1995            1994
Assets
Current assets:
 Cash                                             $     507,450   $     452,829
 Temporary cash investments (at cost which
  approximates market)                                   59,556          59,384
 Restricted deposit                                           -         204,550
 Accounts receivable, less allowances for
  uncollectible accounts of $191,168 ($189,300
  at June 30, 1994)                                   3,042,603       2,627,531
 Natural gas and propane inventory                    1,686,704         699,623
 Materials and supplies                                 458,596         388,547
 Prepayments and other                                   59,761         199,380
 Refundable income tax payments                         241,798         237,023
 Recoverable costs of gas purchases                     125,410         400,966
 Deferred income taxes-current                           81,398               -
Total current assets                                  6,263,276       5,269,833

Investments                                              12,476          12,476

Notes receivable due after one year                      15,984          94,721

Property, plant and equipment                        39,697,080      35,158,559
Less accumulated depreciation and amortization       16,146,743      14,595,743
Net property, plant and equipment                    23,550,337      20,562,816

Deferred charges:
 Net unamortized debt issue costs                     1,042,155       1,109,600
 Regulatory assets for income taxes                     519,484         600,867
 Unrecognized postretirement obligation                 352,380         372,000
 Other                                                  618,689         763,663
Total deferred charges                                2,532,708       2,846,130


Total assets                                        $32,374,781     $28,785,976


                                     F-2
***********************************************************************

                                                             June 30
                                                       1995            1994
Capitalization and liabilities
Current liabilities:
 Long-term debt due within one year               $     365,833   $     343,064
 Notes payable                                        2,620,000       1,275,000
 Accounts payable-gas purchases                       1,535,736       1,263,839
 Accounts payable-other                                 735,810         228,708
 Payable to employee benefit plans                      443,430         188,490
 Accrued vacation                                       267,350         267,868
 Other current liabilities                              817,834         580,732
 Deferred income taxes-current                                -          44,952
Total current liabilities                             6,785,993       4,192,653

Other:
 Deferred income taxes                                2,674,928       2,611,008
 Deferred investment tax credits                        523,903         544,965
 Contributions in aid of construction                   771,702         690,525
 Accumulated postretirement obligation                  467,274         439,800
 Regulatory liability for income taxes                  176,530         191,286
 Other                                                    6,736           4,713
Total other                                           4,621,073       4,482,297

Commitments and contingencies (Note 10)

Long-term debt (less amounts due within
 one year)                                           10,434,957      10,718,064

Stockholders' equity:
 Preferred stock - $.15 par value:
  Authorized - 1,500,000 shares;
  Outstanding - none                                          -               -
 Common stock - $.15 par value:
  Authorized - 3,500,000 shares;
  Outstanding - 2,254,138 shares (2,191,478 shares
   at June 30, 1994)                                    338,121         328,722
 Capital in excess of par value                       2,117,730       1,643,793
 Retained earnings                                    8,076,907       7,420,447
Total stockholders' equity                           10,532,758       9,392,962
Total capitalization                                 20,967,715      20,111,026
Total capitalization and liabilities                $32,374,781     $28,785,976


See accompanying notes.

                                     F-3
***********************************************************************

                Energy West Incorporated and Subsidiaries

                    Consolidated Statements of Income

                                                                Year ended June 30
                                                       1995            1994            1993
Operating revenue:
 Regulated utilities                                $23,300,606     $23,443,438     $24,565,127
 Nonregulated operations                              4,008,954       3,939,148       3,036,772
 Gas trading                                          3,238,839       1,964,866         332,798
Total revenue                                        30,548,399      29,347,452      27,934,697

Operating expenses:
 Gas purchased                                       16,116,688      16,742,903      17,232,138
 Cost of gas trading                                  2,500,363       1,667,182         305,980
 Distribution, general and
  administrative                                      6,379,651       5,979,621       5,453,770
 Maintenance                                            306,077         330,762         376,420
 Depreciation and amortization                        1,558,755       1,464,078       1,285,632
 Taxes other than income                                594,569         527,142         540,187
Total operating expenses                             27,456,103      26,711,688      25,194,127
Operating income                                      3,092,296       2,635,764       2,740,570

Other income, net                                       174,878         199,014         138,736
Income before interest charges and
 income taxes                                         3,267,174       2,834,778       2,879,306

Interest charges:
 Long-term debt                                         735,813         741,866         779,701
 Other                                                  202,770         220,317         178,822
Total interest charges                                  938,583         962,183         958,523

Income before income taxes                            2,328,591       1,872,595       1,920,783
Provision for income taxes                              815,688         613,964         637,115
Income before cumulative effect of
 change in accounting principle                       1,512,903       1,258,631       1,283,668
Cumulative effect on prior years of
 change in accounting for income
 taxes                                                        -          92,365               -
Net income                                         $  1,512,903    $  1,350,996    $  1,283,668

Income per share of common
 equivalent stock:
  Income before cumulative effect
   of change in accounting
   principle                                             $0.68           $0.57           $0.59
  Cumulative effect of change in
   accounting for income taxes                               -            0.04               -
Net income per common share                              $0.68           $0.61           $0.59

See accompanying notes.


                                     F-4
***********************************************************************


                                 Energy West Incorporated and Subsidiaries

                              Consolidated Statements of Stockholders Equity

                                                                     Capital in
                                                       Common        Excess of        Retained
                                                        Stock        Par Value        Earnings         Total
Balance at June 30, 1992                               $161,178      $1,519,323      $6,265,210     $ 7,945,711
 Exercise of stock options into 5,200
  shares of common stock at $3.64
  per share                                                390           18,548               -          18,938
 Sale of 25,174 shares of common
  stock at $6.88 to $7.94 per share
  under the Company's dividend
  reinvestment plan                                       1,888         182,369               -         184,257
 Net income for the year ended June
  30, 1993                                                    -               -       1,283,668       1,283,668
 Cash dividends on common stock-
  $.32 per share                                              -               -       (699,085)       (699,085)
Balance at June 30, 1993                                163,456       1,720,240       6,849,793       8,733,489
 Exercise of stock options into 3,800
  shares of common stock at $7.13
  to $8.19 per share                                       285           14,977               -          15,262
 Sale of 8,293 shares of common
  stock at $8.87 per share under the
  Company's dividend reinvestment
  plan                                                    1,244          72,313               -          73,557
 Net income for the year ended June
  30, 1994                                                    -               -       1,350,996       1,350,996
 Common stock dividend, 2-for-1
  stock split                                           163,737       (163,737)               -               -
 Cash dividends on common stock-
  $.36 per share                                              -               -       (780,342)       (780,342)
Balance at June 30, 1994                                328,722       1,643,793       7,420,447       9,392,962
 Exercise of stock options into 14,410
  shares of common stock at $4.94
  to $8.75 per share                                      2,161          78,318               -          80,479
 Sale of 36,720 shares of common
  stock at $7.50 to $9.00 per share
  under the Company's dividend
  reinvestment plan                                       5,508         293,529               -         299,037
 Issuance of 11,535 shares of common
  stock to ESOP at estimated fair
  value of $9.00 per share                                1,730         102,090               -         103,820
 Net income for the year ended June
  30, 1995                                                    -               -       1,512,903       1,512,903
 Cash dividends on common stock -
  $.385 per share                                             -               -       (856,443)       (856,443)
Balance at June 30, 1995                               $338,121      $2,117,730      $8,076,907     $10,532,758

See accompanying notes.

                                     F-5
***********************************************************************


                Energy West Incorporated and Subsidiaries

                   Consolidated Statements of Cash Flows

                                                                Year ended June 30
                                                       1995            1994            1993
Operating activities
Net income                                          $ 1,512,903    $  1,350,996     $ 1,283,668
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
  Depreciation and amortization                       1,777,559       1,529,310       1,332,432
  Gain on sale of property,
   plant and equipment                                  (4,174)        (25,276)         (2,061)
  Investment tax credit                                (21,062)        (21,062)        (21,062)
  Deferred income taxes                                   4,197         306,026         423,076
  Cumulative effect of change in
   accounting method                                          -          92,365               -
  Changes in operating assets and
   liabilities:
    Accounts receivable                               (415,072)          92,638     (1,060,221)
    Gas inventory                                     (987,081)         506,099       (123,359)
    Accounts payable                                    778,999       (616,316)          18,977
    Other assets and liabilities                        958,624       (437,164)       (387,346)
Net cash provided by operating
 activities                                           3,604,893       2,777,616       1,464,104

Investing activities
Construction expenditures                           (4,705,868)     (2,626,221)     (2,468,463)
Acquisition of propane distribution
 assets and operations                                        -               -     (1,202,062)
Restricted deposit                                      204,550         619,367       (823,917)
Proceeds from sale of property,
 plant and equipment                                     79,749          64,820          12,218
Long-term notes receivable                                    -               -        (25,000)
Collection of long-term notes
 receivable                                              78,737          36,526          17,615
Proceeds from contributions in aid
 of construction                                         81,177          88,276          44,292
Net cash used in investing activities               (4,261,655)     (1,817,232)     (4,445,317)

                                     F-6
***********************************************************************


                Energy West Incorporated and Subsidiaries

            Consolidated Statements of Cash Flows (continued)

                                                                Year ended June 30
                                                       1995            1994            1993
Financing activities
Proceeds from long-term debt                       $    117,808  $       20,000     $11,300,000
Debt issuance and reacquisition costs                         -        (65,000)       (976,692)
Payment of long-term debt                             (335,000)       (333,872)     (6,890,000)
Proceeds from notes payable                          19,926,854      17,428,000      22,529,000
Repayment of notes payable                         (18,625,000)    (17,491,000)    (22,899,943)
Sale of common stock                                     80,479          15,262          18,938
Dividends paid                                        (453,586)       (706,785)       (514,828)
Net cash provided by (used in)
 financing activities                                   711,555     (1,133,395)       2,566,475

Net increase (decrease) in cash and
 cash equivalents                                        54,793       (173,011)       (414,738)
Cash and cash equivalents at
 beginning of year                                      512,213         685,224       1,099,962
Cash and cash equivalents at
 end of year                                       $    567,006   $     512,213    $    685,224

Supplemental disclosures of cash
 flow information:
  Cash paid for:
   Interest                                        $    942,221   $     932,159    $    928,465
   Income taxes                                         870,327         369,000         576,000

Noncash financing activities:
 Dividend reinvestment plan                        $    299,037  $       73,557    $    184,257
 ESOP shares issued                                     103,820               -               -

See accompanying notes.

                                     F-7
***********************************************************************


                Energy West Incorporated and Subsidiaries

               Notes to Consolidated Financial Statements

                              June 30, 1995


1. Principal Accounting Policies

General

Energy West Incorporated (the Company) operates principally in a single business segment as a distributor of natural gas and propane to residential and commercial customers. Natural gas and propane vapor distribution operations (regulated utilities) are regulated by the Montana Public Service Commission (MPSC), the Wyoming Public Service Commission (WPSC) and the Arizona Corporation Commission. Accordingly, most of the Company's accounting policies are subject to the requirements set forth in the Federal Energy Regulatory Commission s Uniform System of Accounts. In some cases, because of the rate making process, these accounting policies differ from those used by nonregulated operations. Bulk propane distribution is a nonregulated operation.

Consolidated Subsidiaries

The Company s wholly-owned nonregulated subsidiaries, Vesta, Incorporated (Vesta), Montana Sun, Inc. (Montana Sun) and Rocky Mountain Fuels, Inc. (RMF), are included in the consolidated financial statements. The results of operations of these subsidiaries constitute all of the Company's nonregulated operations. All significant intercompany accounts and transactions have been eliminated in consolidation.
Vesta's activities include a gas marketing division doing business as Transenergy and oil and gas exploration and development. Its principal assets are capitalized oil and gas development costs, storage field costs and equipment, and inventory. The Transenergy division currently markets gas to large industrial customers (businesses using over 60,000 Mcf of natural gas annually).

Montana Sun s operating activities consist of commercial real estate development. Its significant assets consist of real estate held for future sale.

RMF began operations in fiscal 1992 following the Company s acquisition of the assets and operations of six Wyoming propane distribution entities. In fiscal 1993 these operations were expanded through the acquisition of an Arizona propane distribution entity. Principal assets of RMF include bulk storage and customer tanks, delivery trucks and related equipment.


                                     F-8
***********************************************************************



                Energy West Incorporated and Subsidiaries

         Notes to Consolidated Financial Statements (continued)




1. Principal Accounting Policies (continued)

Natural Gas and Propane Inventory

Natural gas inventory is stated at the lower of weighted average cost or net realizable value. Propane inventory is stated at the lower of first-in, first-out or net realizable value.

Recoverable Costs of Gas Purchases

Differences between the costs of gas considered in the Company's rate structure and actual costs are accounted for as a current asset or liability, as applicable. These differences are recovered or refunded, as applicable, in future periods by adjustment of the Company's rates.

Property, Plant and Equipment

Additions to property, plant and equipment are recorded at original cost when placed in service. Depreciation and amortization are recorded on a straight-line basis over estimated useful lives or the units-of-production method, as applicable, at various rates averaging approximately 4.15%, 4.32% and 4.17% during the years ended June 30, 1995, 1994 and 1993, respectively.

Oil and Gas Activities

Oil and gas operations are accounted for under the successful efforts method. Exploratory drilling costs are capitalized pending determination of proved reserves; all other exploration costs are expensed. All development and lease acquisition costs are capitalized. Provision for depreciation and amortization, including estimated future dismantlement and restoration costs, is determined on a field-by-field basis using the units-of-production method. When properties are sold, the asset cost and related accumulated depreciation and amortization are eliminated, with any gain or loss reflected in income.

Gas Trading

The Company s business activities include buying and selling of natural gas. The Company recognizes revenue and costs on gas trading transactions at the point in time when gas is delivered to the purchaser.


                                     F-9
***********************************************************************


                Energy West Incorporated and Subsidiaries

         Notes to Consolidated Financial Statements (continued)




1. Principal Accounting Policies (continued)

Debt Issuance and Reacquisition Costs

Debt premium, discount and issuance expenses are amortized over the life of each issue. Debt reacquisition costs for refinanced debt are amortized over the remaining life of the new debt.

Statement of Cash Flows

For purposes of this statement, all highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Financial Instruments

All of the Company s financial instruments requiring fair value disclosure were recognized in the consolidated balance sheet as of June 30, 1995. Except for long-term debt, their carrying values approximate the estimated fair values. Descriptions of the methods and assumptions used to reach this conclusion are as follows:

  Cash, temporary cash investments, restricted deposit, accounts receivable, accounts payable, and payable to employee benefit plans: These financial instruments have short maturities, or are invested in financial instruments with short maturities.

  Notes receivable: These notes generally relate to energy conservation incentive programs, some of which bear favorable interest rates compared to market for similar risks. However, due to the relatively small balances of these notes, any differences between carrying value and fair value are immaterial.

Notes payable: Represent lines of credit, with maturities of a year or less, bearing interest at current market rates.

The fair value of the Company s long-term debt, based on quoted market prices for the same or similar issues, is less than carrying value by approximately three percent.

Earnings Per Share

Earnings per common share were computed based on the weighted average number of common shares outstanding and common stock equivalents, if dilutive. The weighted average number of shares has been restated for 1993 as the Company's Board of


                                     F-10
***********************************************************************


                Energy West Incorporated and Subsidiaries

         Notes to Consolidated Financial Statements (continued)




1. Principal Accounting Policies (continued)

Directors approved a 2-for-1 stock split effective June 24, 1994 for stockholders of record on May 31, 1994. The weighted average number of such shares at June 30 was 2,235,413 in 1995, 2,205,050 in 1994, and 2,171,448 in
1993.

New Accounting Standards

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, effective for financial statements for fiscal years beginning after December 15, 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. SFAS No. 121 also establishes the procedures for review of recoverablity, and measurement of impairment if necessary, of long-lived assets and certain identifiable intangibles to be held and used by an entity. The financial effects of adopting the new standard are not expected to be material to the Company's financial position or operations.

Reclassifications

Certain reclassifications have been made to the fiscal 1994 and 1993 consolidated financial statements to conform to the fiscal 1995 presentation.

2. Notes Payable

At June 30, 1995, the Company maintained a line of credit totaling $8,000,000 with interest calculated at prime less 1/4 percent. A total of $2,620,000, $1,275,000 and $1,338,000 had been borrowed under line of credit agreements at June 30, 1995, 1994, and 1993, respectively. Borrowings on lines of credit, based upon daily loan balances, averaged $2,397,175, $2,369,671 and $2,960,151 during the years ended June 30, 1995, 1994 and 1993, respectively. The maximum borrowings outstanding on this line at any month end were $4,983,000, $4,267,000 and $4,000,000 during these same periods. The daily weighted average interest rate was 8.2%, 6.4% and 6.3% for the years ended June 30, 1995, 1994 and 1993, respectively. This line of credit expires January 1, 1996. Management expects this line of credit to be renewed for another year.


                                     F-11
***********************************************************************


                Energy West Incorporated and Subsidiaries

         Notes to Consolidated Financial Statements (continued)




3. Long-Term Debt Obligations

Long-term debt consists of the following:


                                                             June 30
                                                       1995            1994

Series 1993 notes payable                          $  7,800,000    $  7,800,000
Industrial development revenue obligations:
 Series 1992A                                         1,200,000       1,455,000
 Series 1992B                                         1,690,000       1,745,000
Other                                                   110,790          61,128
Total long-term obligations                          10,800,790      11,061,128
Less portion due within one year                        365,833         343,064
Long-term obligations due after one year            $10,434,957     $10,718,064


Series 1993 Notes Payable

On June 24, 1993, the Company issued $7,800,000 of Series 1993 unsecured notes bearing interest rates ranging from 6.20% to 7.60% (6.20% at June 30, 1995), payable semiannually on June 1 and December 1 of each year, commencing December 1, 1993. Maturity dates began in 1999 and extend to 2013. At the Company's option, beginning June 1, 2003, notes maturing subsequent to 2003 may be redeemed prior to maturity, in whole or part, at redemption prices declining from 104% to 100% of face value, plus accrued interest.

Industrial Development Revenue Obligations

On September 15, 1992, Cascade County, Montana (the County) issued two Industrial Development Revenue Obligations, the Series 1992A Bonds for $1,700,000 and Series 1992B Bonds for $1,800,000. The Series 1992A and Series 1992B Bonds are unsecured; however, loan agreements are maintained with the Company in the same amounts. Both the Series 1992A and Series 1992B Bonds require annual principal payments on October 1 and semiannual interest payments on April 1 and October 1 of each year beginning in 1993. The Series 1992A Bonds have a final maturity in 1999 and bear interest at rates ranging from 3.25% to 5.30%. The Series 1992B Bonds have a final maturity in 2012 and bear interest at rates ranging from 3.354% to 6.50%.

The restricted deposit in the consolidated balance sheet is proceeds from the Series 1992A bonds deposited in a construction fund with the trustee, Trust Corp., an entity whose Chairman and Chief Executive Officer is a significant shareholder and a member of the Company's Board of Directors. The deposit can only be drawn for specific capital projects under the terms of the related indenture. All Capital projects were completed in fiscal year 1995.

                                     F-12
***********************************************************************


                Energy West Incorporated and Subsidiaries

         Notes to Consolidated Financial Statements (continued)




3. Long-Term Debt Obligations (continued)

of the Company's Board of Directors. The deposit can only be drawn for specific capital projects under the terms of the related indenture. All capital projects were completed in fiscal year 1995.

Aggregate Annual Maturities


        Fiscal           Series         IDR Obligations                  Total
     Year Ending         1993          Series      Series              Long-Term
       June 30           Bonds         1992A       1992B      Other    Obligations
1996                  $             $  265,000 $    55,000 $  45,833  $   365,833
1997                             -     280,000      60,000    15,340      355,340
1998                             -     295,000      60,000    17,202      372,202
1999                       165,000     175,000      65,000    19,299      424,299
2000                       175,000     185,000      70,000    13,116      443,116
Thereafter               7,460,000           -   1,380,000         -    8,840,000
                         7,800,000   1,200,000   1,690,000   110,790   10,800,790
Less current portion             -     265,000      55,000    45,833      365,833
                        $7,800,000  $  935,000  $1,635,000 $  64,957  $10,434,957

The Company's long-term debt obligation agreements contain various covenants including: limiting total dividends and distributions made in the immediately preceding 60-month period to aggregate consolidated net income for such period, restricting senior indebtedness, limiting asset sales, and maintaining certain financial debt and interest ratios.

4. Retirement Plans

The Company has a defined contribution pension plan (the Plan) which covers substantially all of the Company's employees. Under the Plan, the Company contributes 10% of each participant's eligible compensation. Total contributions to the Plan for the years ended June 30, 1995, 1994 and 1993 were $336,589, $279,668 and $264,160, respectively.

In addition to providing benefits under the Plan, the Company provides certain health and life insurance benefits for eligible retired employees. Through June 30, 1993, the cost of these benefits was recognized as an expense when paid. The cost of these benefits for 1993 was $6,429.



                                     F-13
***********************************************************************


                Energy West Incorporated and Subsidiaries

         Notes to Consolidated Financial Statements (continued)




4. Retirement Plans (continued)

The Company adopted, effective July 1, 1993, SFAS No. 106,  Employers
Accounting for Postretirement Benefits Other Than Pensions.   This standard
requires that the projected future cost of providing postretirement benefits be recognized as an expense as employees render service rather than when paid. Effective for fiscal year 1994, the Company modified its plan for these benefits and has elected to pay eligible retirees $125 per month in lieu of contracting for health and life insurance benefits. The amount of this payment is fixed and will not increase with medical trends or inflation.
The Company s transition obligation at June 30, 1995 and 1994 was $352,380 and $372,000, respectively, of which $327,400 in 1995 and $363,000 in 1994 related to the regulated utility operations. The transition obligation was accrued as a deferred charge and will be amortized over 20 years. Substantially all of the transition obligation is for the future cost of benefits to active employees.

The incremental annual increases in consolidated expenses due to adoption of SFAS No. 106 were $71,200 and $68,000 in fiscal years 1995 and 1994, respectively. Included in these amounts were $62,600 in 1995 and $58,300 in 1994 relating to regulatory operations. The MPSC will allow recovery of these costs beginning on July 1, 1995 for the utility operations in Montana. Management believes it is probable that its regulators in Wyoming and Arizona will allow recovery of these costs based upon recent industry rate decisions addressing this issue. The Company plans to fund the related annual cost by establishing and contributing to a trust from which future benefits would be paid. The following table presents the amounts recognized at June 30, 1995 and 1994 in the consolidated financial statements.



                                                       1995            1994

Accumulated postretirement benefit obligation:
 Retirees                                              $154,400        $184,600
 Fully eligible active plan participants                 53,700          15,600
 Other active plan participants                         259,174         239,600
                                                       $467,274        $439,800


Net periodic postretirement benefit cost:
 Service cost                                         $  19,400       $  18,000
 Interest cost                                           32,200          30,400
 Amortization of transition obligation                   19,600          19,600
Net periodic postretirement benefit cost              $  71,200       $  68,000



                                         F-14
***********************************************************************


                Energy West Incorporated and Subsidiaries

         Notes to Consolidated Financial Statements (continued)




4. Retirement Plans (continued)

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation at June 30, 1995 was 7.5 percent. The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 12.5 percent for the 1995-96 fiscal year and is assumed to decrease gradually to 6.5 percent after 7 years and remain at that level thereafter. At June 30, 1994, the weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8.0 percent. The weighted-average health care cost trend rate was 14.0 percent for the 1994-95 fiscal year and was assumed to decrease gradually to 7.0 percent after 8 years and remain at that level thereafter.

Due to the minimal number of retirees receiving benefits that are not fixed and the relatively short duration of these benefits, the health care cost trend rate assumption does not have a significant effect on the amounts reported.

5. Income Tax Expense

Effective July 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by
FASB Statement No. 109, Accounting for Income Taxes.   As permitted under the
new rules, prior years  financial statements have not been restated.

The cumulative effect of adopting Statement 109 as of July 1, 1993, was to increase net income by $92,365 for nonregulated operations and create a regulatory asset of $600,867 and regulatory liability of $204,620 for
regulated operations.   The regulatory assets and liabilities represent the
anticipated effects on regulated rates charged to customers which will result from the adoption of Statement 109. For the year ended June 30, 1995, state income tax rate changes in Montana and Arizona and amortization of certain liabilities resulted in a decrease in regulatory assets of $81,383 and regulatory liabilities of $14,756 for regulated entities, resulting in ending balances of $519,484 and $176,530, respectively.


                                     F-15
***********************************************************************


                Energy West Incorporated and Subsidiaries

         Notes to Consolidated Financial Statements (continued)




5. Income Tax Expense (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company s deferred tax assets and liabilities as of June 30, 1995 and 1994 are as follows:


                                                         1995            1994

Deferred tax assets:
 Allowance for doubtful accounts                   $     55,987    $     44,070
 Unamortized investment tax credit                      175,983         191,286
 Contributions in aid of construction                   102,458          70,809
 Other nondeductible accruals                           156,096         124,260
 Other                                                   42,318          36,642
Total deferred tax assets                               532,842         467,067

Deferred tax liabilities:
 Customer refunds payable                                84,525         189,501
 Property, plant and equipment                        2,615,597       2,489,331
 Unamortized debt issue costs                           215,827         231,874
 Unamortized environmental study costs                  101,330          81,442
 Covenant not to compete                                 93,283          97,525
 Other                                                   15,810          33,354
Total deferred tax liabilities                        3,126,372       3,123,027
Net deferred tax liabilities                         $2,593,530      $2,655,960


                                     F-16
***********************************************************************



                Energy West Incorporated and Subsidiaries

         Notes to Consolidated Financial Statements (continued)




5. Income Tax Expense (continued)

Income tax expense consists of the following:


                                                                 Year ended June 30
                                                         1995           1994            1993
                                                           Liability Method        Deferred Method
Current income taxes:
 Federal                                               $705,420        $490,698        $185,323
 State                                                  120,074          12,331          37,958
Total current income taxes                              825,494         503,029         223,281
Deferred income taxes (benefits):
 Tax depreciation in excess of book                     179,794         139,564         264,098
 Book amortization in excess of tax                    (56,981)        (73,435)        (42,859)
 Recoverable cost of gas purchases                     (98,479)          86,341          75,161
 Environmental study cleanup costs                       20,539          81,442               -
 Bond issuance costs                                          -               -         246,161
 Other                                                   17,813        (62,016)        (56,368)
Total deferred income taxes                              62,686         171,896         486,193
Investment tax credit, net                             (21,062)        (21,062)        (21,062)
Total income taxes                                     $867,118        $653,863        $688,412

Income taxes-operations                                $815,688        $613,964        $637,115
Income taxes-other income                                51,430          39,899          51,297
Total income taxes                                     $867,118        $653,863        $688,412

Income tax expense from operations differs from the amount computed by applying the federal statutory rate to pre-tax income for the following reasons:

                                                         1995            1994            1993
Tax expense at statutory rate - 34%                    $799,582        $607,394        $567,652
State income tax, net of federal tax benefit             77,377          38,693          56,922
Amortization of deferred investment tax
 credits                                               (21,062)        (21,062)        (21,062)
Other                                                    11,221          28,838          33,603
Total income taxes                                     $867,118        $653,863        $637,115

                                     F-17
***********************************************************************



                Energy West Incorporated and Subsidiaries

         Notes to Consolidated Financial Statements (continued)



6. Regulated and Nonregulated Operations

Summarized financial information for the Company s regulated utility and nonregulated nonutility operations (before intercompany eliminations between regulated and nonregulated primarily consisting of gas sales from nonregulated to regulated entities, intercompany accounts receivable, accounts payable, equity, and subsidiary investment) is as follows:

                                                           June 30 1995                    June 30 1994
                                                     Regulated      Nonregulated     Regulated      Nonregulated
Capital expenditures                               $  3,933,828     $   772,040    $  2,211,940     $   414,281
Property, plant and equipment, net:
 Regulated utilities                                $19,907,237               -     $17,283,956               -
 Nonregulated propane                                         -       2,811,913               -       2,541,025
 Oil and gas operations                                       -         334,704               -         227,042
 Real estate held for investment                              -         496,483               -         510,793
Current assets                                        4,458,594       2,420,839       4,967,194       1,117,233
Other assets                                          3,884,006         496,360       4,157,392         581,411
Total assets                                        $28,249,837      $6,560,299     $26,408,542      $4,977,504

Equity                                              $ 8,903,740      $2,701,018    $  8,362,673      $2,102,290
Long-term debt                                        8,533,074       1,901,883       9,220,711       1,497,353
Current liabilities                                   6,304,063       1,493,087       4,473,446         928,799
Deferred income taxes                                 2,727,782         299,343       2,678,634         250,851
Other liabilities                                     1,781,178         164,968       1,673,078         198,211
Total capitalization and liabilities                $28,249,837      $6,560,299     $26,408,542      $4,977,504

                                                  1995                            1994                            1993
                                        Regulated      Nonregulated     Regulated      Nonregulated     Regulated      Nonregulated
 Revenue:
  Operating revenue                    $24,363,446      $4,077,768     $24,421,153      $3,935,760     $24,565,127      $3,743,120
  Gas trading revenue                            -       3,238,839               -       1,964,866               -         332,798
 Operating expenses:
  Gas purchased                         15,077,466       2,170,877      15,666,853       2,050,377      15,926,510       2,011,976
  Cost of gas trading                            -       2,500,363               -       1,667,182               -         305,980
  Distribution,
   general and
   administrative                        5,130,220       1,249,431       4,792,531       1,187,090       4,494,489         959,281
  Maintenance                              304,677           1,400         315,409          15,353         373,677           2,743
  Depreciation and
   amortization                          1,205,758         352,997       1,134,150         329,928         993,046         292,586
  Taxes other than
   income                                  494,338         100,230         430,446          96,696         460,013          80,174
 Operating income                     $  2,150,987     $   941,309    $  2,081,764     $   554,000    $  2,317,392     $   423,178


                                     F-18
***********************************************************************


                Energy West Incorporated and Subsidiaries

         Notes to Consolidated Financial Statements (continued)




6. Regulated and Nonregulated Operations (continued)

The significant changes between fiscal years for nonregulated operations are due to acquisitions of propane entities described in Note 8.

7. Stock Options and Ownership Plans

Stock Options

There are two Incentive Stock Option Plans which provide for granting options to purchase up to 200,000 shares of the Company s common stock to key employees. The option price may not be less than 100% of the common stock fair market value on the date of grant (110% of the fair market value if the employee owns more than 10% of the Company s outstanding common stock). These options may not have a term exceeding five years.

A summary of the activity under this plan is as follows:




                                                        Number of    Price Per
                                                         Shares       Share

Fiscal 1995
Outstanding at July 1, 1994                             106,948  $4.938-8.75
Granted                                                   5,000  $9.125
Exercised                                              (14,410)  $4.938-8.75
Expired                                                 (6,950)  $4.938-7.125
Outstanding at June 30, 1995                             90,588

 At June 30, 1995
 Exercisable                                             90,588
 Available for grant                                     29,652


                                     F-19
***********************************************************************



                Energy West Incorporated and Subsidiaries

         Notes to Consolidated Financial Statements (continued)




7. Stock Options and Ownership Plans (continued)

                                                       Number of   Price Per
                                                        Shares      Share


Fiscal 1994
Outstanding at July 1, 1993                             105,048  $3.188-7.125
Granted                                                   7,000  $7.375-8.75
Exercised                                               (3,800)  $3.188-7.125
Expired                                                 (1,300)  $3.188
Outstanding at June 30, 1994                            106,948  $4.938-8.75

 At June 30, 1994
 Exercisable                                            106,948
 Available for grant                                     27,702

Fiscal 1993
Outstanding at July 1, 1992                              35,700  $3.188-6.50
Granted                                                  74,548  $6.375-7.125
Exercised                                               (5,200)  $3.188-7.125
Outstanding at June 30, 1993                            105,048  $3.188-7.125

 At June 30, 1993
 Exercisable                                            105,048
 Available for grant                                     33,402


Employee Stock Ownership Plan

In 1984, the Company established an Employee Stock Ownership Plan (ESOP) which covers most of the Company s employees. The Company has contributed and recognized as expense $129,367, $103,820 and $106,844 for the years ended June 30, 1995, 1994 and 1993, respectively. Contributions to the Plan are determined by the Board of Directors. During the years ended June 30, 1995, 1994 and 1993, the ESOP acquired 11,535 shares at $9.00 per share, 11,772 shares at $9.08 per share and 9,112 shares at $7.41 per share, respectively.


                                     F-20
***********************************************************************



                Energy West Incorporated and Subsidiaries

         Notes to Consolidated Financial Statements (continued)




8. Purchase of Assets

In January 1993, the Company purchased the assets of two Arizona propane distribution entities for an aggregate purchase price of $1,200,000. Broken Bow Gas Company (Broken Bow) is an underground propane distribution entity regulated by the Arizona Corporation Commission.

This acquisition was accounted for by the purchase method and the financial statements include the results of operations of the acquired assets from their respective dates of acquisition. The total purchase price was assigned to assets acquired (primarily property, plant and equipment) based on the estimated fair values of such assets at their date of acquisition.

If the above acquisitions had occurred on July 1, 1992, the consolidated results of operations for the year ended June 30, 1993 would have been as follows:


                                                     Year ended
                                                      June 30
                                                       1993
                                                    (Unaudited)

Pro forma basis:
 Operating revenue                                  $27,913,000
 Net income                                           1,240,000
 Earnings per share                                        0.57

9. Operating Lease

The Company leases a building in Cody, Wyoming. The lease expires on June 30, 2005. Future minimum rental payments will be approximately $72,000 per year from fiscal 1996 through fiscal 2005 and total future minimum lease payments of $720,000. Rental expenses related to this lease were $70,133, $73,933 and $73,737 in fiscal years 1995, 1994 and 1993, respectively.


                                     F-21
***********************************************************************


              Energy West Incorporated and Subsidiaries

         Notes to Consolidated Financial Statements (continued)




10. Commitments and Contingencies

Commitments

The Company has entered into long-term, take or pay natural gas supply contracts which expire beginning in 1996 and ending in 2005. The contracts generally require the Company to purchase specified minimum volumes of natural gas at a fixed price which is subject to renegotiation every two years. Current prices per Mcf for these contracts range from $1.28 to $1.90. Based on current prices, the minimum take or pay obligation at June 30, 1995 for each of the next five years and in total is as follows:

Fiscal Year

1996                   $ 2,630,414
1997                     1,659,614
1998                     1,460,894
1999                     1,460,894
2000                     1,460,894
Thereafter               5,188,606
Total                  $13,861,316


Natural gas purchases under these contracts for the years ended June 30, 1995, 1994, and 1993 approximated $6,203,000, $6,901,000, and $7,400,000, respectively.

The Company signed a definitive purchase agreement for the acquisition of a propane vapor system, contingent on the Company obtaining regulatory approval for an exclusive natural gas franchise for the area where this system is located. The purchase price is approximately $920,000.

Environmental Contingency

The Company owns property on which it operated a manufactured gas plant from 1909 to 1928. The site is currently used as a service center and to store certain equipment and materials and supplies. The coal gasification process utilized in the plant resulted in the production of certain by-products which have been classified by the federal government and the state of Montana as hazardous to the environment. After management became aware of the potential of contamination on this site, it initiated an assessment of the property through the assistance of a qualified consulting firm. That assessment revealed the presence of certain hazardous material in quantities exceeding tolerances established for such material by regulatory authorities. After making required notifications of that condition to federal and state regulatory authorities, a report summarizing the assessment


                                     F-22
***********************************************************************



                Energy West Incorporated and Subsidiaries

         Notes to Consolidated Financial Statements (continued)




10. Commitments and Contingencies (continued)

was filed with the State of Montana Department of Health and Environmental Science (MDHES). Subsequent to that submittal a meeting was held with a representative of the MDHES wherein a process was agreed upon to arrive at appropriate remediation of the site. The costs incurred by the Company to date approximate $263,500 and have been capitalized as other deferred charges. Until further work is done regarding remediation alternatives, no further estimate of the costs of remediation can be made. However, management believes that regardless of the alternative selected, the costs incurred will not materially affect the Company s financial position.

The Company received formal approval from MPSC to recover the costs associated with the cleanup of this site. The Company will begin recovery of costs incurred at June 30, 1995 over two years through a surcharge in billing rates effective July 1, 1995. Management intends to request that future costs be recovered over a similar time period.

                                     F-23
***********************************************************************