Form 10-K, Exhibit 13
period 1996-06-30
ENERGY WEST INC
filed 1996-09-27
CIK 43350

E-4

                         Report of Independent Auditors

  The Board of Directors
  Energy West Incorporated

  We have audited the accompanying consolidated balance sheets of Energy West Incorporated and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of income, stockholders equity, and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Energy West Incorporated and subsidiaries at June 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

  As described in Notes 4 and 5 to the consolidated financial statements, the Company changed its method of accounting for postretirement benefits other than pensions and for income taxes, respectively, in 1994.



  Denver, Colorado
  August 15, 1996

                                   F-1
*****************************************************************************


                 Energy West Incorporated and Subsidiaries
                        Consolidated Balance Sheets

                                                                 June 30
                                                            1996         1995

  Assets
  Current assets:
   Cash and cash equivalents                            $893,301     $507,450
   Temporary cash investments (at cost which
    approximates market)                                       -       59,556
   Accounts receivable, less allowances for
     uncollectible accounts of $208,106 ($191,168
     at June 30, 1995)                                 3,486,328    3,042,603
   Natural gas and propane inventory                   2,200,778    1,686,704
   Materials and supplies                                543,316      458,596
   Prepayments and other                                 602,427       59,761
   Refundable income tax payments                        412,662      241,798
   Recoverable costs of gas purchases                    953,392      125,410
   Deferred income taxes current                               -       81,398
  Total current assets                                 9,092,204    6,263,276

  Investments                                             12,476       12,476

  Notes receivable due after one year                      9,190       15,984

  Property, plant and equipment                       43,919,358   39,697,080
  Less accumulated depreciation and amortization      17,829,528   16,146,743
  Net property, plant and equipment                   26,089,830   23,550,337

  Deferred charges:
   Net unamortized debt issue costs                      974,876    1,042,155
   Regulatory assets for income taxes                    443,918      519,484
   Unrecognized postretirement obligation                332,800      352,380
   Other                                                 539,379      618,689
  Total deferred charges                               2,290,973    2,532,708

  Total assets                                       $37,494,673  $32,374,781


                                   F-2
*****************************************************************************

                                                                 June 30
                                                            1996         1995
  Capitalization and liabilities
  Current liabilities:
   Long-term debt due within one year                   $348,044     $365,833
   Notes payable                                       7,175,000    2,620,000
   Accounts payable gas purchases                      1,226,508    1,535,736
   Accounts payable other                                826,885      735,810
   Payable to employee benefit plans                     508,890      443,430
   Accrued vacation                                      327,897      267,350
   Other current liabilities                             420,954      817,834
   Deferred income taxes current                         253,385            -
  Total current liabilities                           11,087,563    6,785,993

  Other:
   Deferred income taxes                               2,796,084    2,674,928
   Deferred investment tax credits                       502,841      523,903
   Contributions in aid of construction                  834,917      771,702
   Accumulated postretirement obligation                 507,386      467,274
   Regulatory liability for income taxes                 162,121      176,530
   Other                                                  17,799        6,736
  Total other                                          4,821,148    4,621,073

  Long-term debt (less amounts due within one year)   10,045,714   10,434,957

  Commitments and contingencies (Note 10)

  Stockholders' equity:
   Preferred stock   $.15 par value:
    Authorized   1,500,000 shares;
    Outstanding   none
   Common stock   $.15 par value:
    Authorized   3,500,000 shares;
    Outstanding  2,321,314 shares (2,254,138 shares
     at June 30, 1995)                                   348,198      338,121
   Capital in excess of par value                      2,635,540    2,117,730
   Retained earnings                                   8,556,510    8,076,907
  Total stockholders' equity                          11,540,248   10,532,758
  Total capitalization                                21,585,962   20,967,715
  Total capitalization and liabilities               $37,494,673  $32,374,781


  See accompanying notes.

                                      F-3
*****************************************************************************

                   Energy West Incorporated and Subsidiaries
                      Consolidated Statements of Income

                                                 Year ended June 30
                                           1996         1995         1994
  Operating revenue:
   Regulated utilities                  $23,672,186  $24,363,446  $24,421,153
   Nonregulated operations                3,297,583    2,946,114    2,961,433
   Gas trading                            4,348,239    3,238,839    1,964,866
  Total operating revenue                31,318,008   30,548,399   29,347,452

  Operating expenses:
   Gas purchased                         14,972,454   16,116,688   16,742,903
   Cost of gas trading                    3,751,053    2,500,363    1,667,182
   Distribution, general and
    administrative                        6,924,391    6,379,651    5,979,621
   Maintenance                              408,590      306,077      330,762
   Depreciation and amortization          1,667,256    1,558,755    1,464,078
   Taxes other than income                  629,428      594,569      527,142
  Total operating expenses               28,353,172   27,456,103   26,711,688
  Operating income                        2,964,836    3,092,296    2,635,764

  Gain on sale of assets                    236,291            -            -
  Other income, net                         214,902      174,878      199,014
  Income before interest charges and
   income taxes                           3,416,029    3,267,174    2,834,778

  Interest charges:
   Long-term debt                           709,872      735,813      741,866
   Short-term and other                     532,866      202,770      220,317
  Total interest charges                  1,242,738      938,583      962,183

  Income before income taxes              2,173,291    2,328,591    1,872,595
  Provision for income taxes                765,925      815,688      613,964
  Income before cumulative effect of
   change in accounting principle         1,407,366    1,512,903    1,258,631
  Cumulative effect on prior years of
   change in accounting for income taxes          -            -       92,365
  Net income                             $1,407,366   $1,512,903   $1,350,996

  Income per share of common
   equivalent stock:
    Income before cumulative effect
     of change in accounting principle         $.61         $.68         $.57
    Cumulative effect of change in
     accounting for income taxes                  -            -          .04
  Net income per common share                  $.61         $.68         $.61

  See accompanying notes.

                                     F-4
*****************************************************************************

                   Energy West Incorporated and Subsidiaries
                Consolidated Statements of Stockholders' Equity

                                             Capital in
                                     Common   Excess of    Retained
                                      Stock   Par Value    Earnings       Total

Balance at June 30, 1993           $163,456  $1,720,240  $6,849,793  $8,733,489
 Exercise of stock options into
  3,800 shares of common stock at
  $7.13 to $8.19 per share              285      14,977           -      15,262
 Sale of 8,293 shares of common
  stock at $8.87 per share under
  the Company's dividend
  reinvestment plan                   1,244      72,313           -      73,557
 Net income for the year ended
  June 30, 1994                           -           -   1,350,996   1,350,996
 Common stock dividend, 2-for-1
  stock split                       163,737    (163,737)          -           -
 Cash dividends on common
  stock - $.36 per share                  -            -   (780,342)   (780,342)
Balance at June 30, 1994            328,722    1,643,793  7,420,447   9,392,962
 Exercise of stock options into
  14,410 shares ofcommon stock
  at $4.94 to $8.75 per share         2,161       78,318          -      80,479
 Sale of 36,720 shares of common
  stock at $7.50 to $9.00 per
  share under the Company's
  dividend reinvestment plan          5,508      293,529          -     299,037
 Issuance of 11,535 shares of
  common stock to ESOP at estimated
  fair value of $9.00 per share       1,730      102,090          -     103,820
 Net income for the year ended
  June 30, 1995                           -            -  1,512,903   1,512,903
 Cash dividends on common stock
  $.385 per share                         -            -   (856,443)   (856,443)
Balance at June 30, 1995            338,121    2,117,730  8,076,907  10,532,758
 Exercise of stock options into
  13,680 shares of common stock
  at $4.875 to $7.125 per share       2,052       72,918          -      74,970
 Sale of 37,611 shares of common
  stock at $8.00 to $9.50 per
  share under the Company's
  dividend reinvestment plan          5,642      320,158          -     325,800
 Issuance of 15,889 shares of
  common stock to ESOP at estimated
  fair value of $8.00 per share       2,383      124,734          -     127,117
 Net income for the year ended
  June 30, 1996                           -            -  1,407,366   1,407,366
 Cash dividends on common stock
  $.405 per share                         -            -   (927,763)   (927,763)
Balance at June 30, 1996           $348,198   $2,635,540 $8,556,510 $11,540,248

  See accompanying notes.

                                    F-5
*****************************************************************************

                   Energy West Incorporated and Subsidiaries
                     Consolidated Statements of Cash Flows


                                                 Year ended June 30
                                           1996         1995         1994
  Operating activities
  Net income                             $1,407,366   $1,512,903   $1,350,996
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation and amortization         1,833,511    1,777,559    1,529,310
    Gain on sale of assets                 (247,697)      (4,174)     (25,276)
    Investment tax credit                   (21,062)     (21,062)     (21,062)
    Deferred income taxes                   495,105        4,197      306,026
    Cumulative effect of change in
     accounting method                            -            -       92,365
    Changes in operating assets and
     liabilities:
      Accounts receivable                  (443,725)    (415,072)      92,638
      Natural gas and propane
       inventory                           (514,074)    (987,081)     506,099
      Accounts payable                     (218,153)     778,999     (616,316)
      Recoverable costs of gas
       purchases                           (827,982)     275,556     (134,502)
      Prepaid gas                          (523,212)           -            -
      Other assets and liabilities         (393,435)     683,068     (302,662)
  Net cash provided by operating
   activities                               546,642    3,604,893    2,777,616

  Investing activities
  Construction expenditures              (4,590,608)  (4,705,868)  (2,626,221)
  Restricted deposit                              -      204,550      619,367
  Proceeds from sale of assets              552,160       79,749       64,820
  Collection of long-term notes
   receivable                                 6,794       78,737       36,526
  Proceeds from contributions in aid
   of construction                           63,215       81,177       88,276
  Net cash used in investing activities  (3,968,439)  (4,261,655)  (1,817,232)


                                    F-6
*****************************************************************************

                   Energy West Incorporated and Subsidiaries
                Consolidated Statements of Cash Flows (continued)


                                                 Year ended June 30
                                           1996         1995         1994
  Financing activities
  Proceeds from long-term debt                 $  -     $117,808      $20,000
  Debt issuance and reacquisition costs           -            -      (65,000)
  Payment of long-term debt                (407,032)    (335,000)    (333,872)
  Proceeds from notes payable            20,965,000   19,926,854   17,428,000
  Repayment of notes payable            (16,410,000) (18,625,000) (17,491,000)
  Sale of common stock                       74,970       80,479       15,262
  Dividends paid                           (474,846)    (453,586)    (706,785)
  Net cash provided by (used in)
   financing activities                   3,748,092      711,555   (1,133,395)

  Net increase (decrease) in cash and
   cash equivalents                         326,295       54,793     (173,011)
  Cash and cash equivalents at
   beginning of year                        567,006      512,213      685,224
  Cash and cash equivalents at
   end of year                             $893,301     $567,006     $512,213

  Supplemental disclosures of cash
   flow information:
    Cash paid for:
     Interest                            $1,242,035     $942,221     $932,159
     Income taxes                           498,461      870,327      369,000

    Noncash financing activities:
     Dividend reinvestment plan             325,800      299,037       73,557
     ESOP shares issued                     127,117      103,820            -


  See accompanying notes.

                                    F-7
*****************************************************************************


                  Energy West Incorporated and Subsidiaries
                  Notes to Consolidated Financial Statements

  June 30, 1996


  1. Principal Accounting Policies

  General

  Energy West Incorporated ("the Company") operates principally in a single business segment as a distributor of natural gas and propane to residential and commercial customers. Natural gas and propane vapor distribution operations (regulated utilities) are regulated by the Montana Public Service Commission ("MPSC"), the Wyoming Public Service Commission ("WPSC") and the Arizona Corporation Commission. Accordingly, most of the Company's accounting policies are subject to the requirements set forth in the Federal Energy Regulatory Commission's Uniform System of Accounts. In some cases, because of the rate making process, these accounting policies differ from those used by nonregulated operations. Bulk propane distribution is a nonregulated operation.

  Consolidated Subsidiaries

  The Company's wholly-owned nonregulated subsidiaries, Energy West Resources, Inc. ("EWR") (formerly Vesta, Inc.), Montana Sun, Inc. ("Montana Sun") and Rocky Mountain Fuels, Inc. ("RMF"), are included in the consolidated financial statements. The results of operations of these subsidiaries constitute all of the Company's nonregulated operations. All significant intercompany accounts and transactions have been eliminated in consolidation.

  EWR s activities include a gas marketing operation and oil and gas exploration and development. Its principal assets are capitalized oil and gas development costs, storage field costs and equipment, and inventory. EWR currently markets gas to large industrial customers (businesses using over 60,000 Mcf of natural gas annually).

  Montana Sun's operating activities consist of commercial real estate development. Its significant assets consist of real estate held for future sale.

  RMF began operations in fiscal 1992 following the Company's acquisition of the assets and operations of six Wyoming propane distribution entities. In fiscal 1993 these operations were expanded through the acquisition of an Arizona propane distribution entity. Principal assets of RMF include bulk storage and customer tanks, delivery trucks and related equipment.


                                    F-8
*****************************************************************************


                  Energy West Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)


  1. Principal Accounting Policies (continued)

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Natural Gas and Propane Inventory

  Natural gas inventory and propane inventory are stated at the lower of weighted average cost or net realizable value.

  Recoverable Costs of Gas Purchases

  Differences between the costs of gas approved by regulators in the Company's rate structure and actual gas costs are accounted for as a current asset or liability, as applicable. These differences are recovered or refunded, as applicable, in future periods by adjustment of the Company's rates.

  Property, Plant and Equipment

  Additions to property, plant and equipment are recorded at original cost when placed in service. Depreciation and amortization are recorded on a straight-line basis over estimated useful lives or the units-of-production method, as applicable, at various rates averaging approximately 3.93%, 4.15% and 4.32% during the years ended June 30, 1996, 1995 and 1994, respectively. During the fourth quarter of 1996, the estimated useful lives for certain propane properties were increased from twelve and fifteen years to twenty years to better reflect their estimated useful lives. This change in estimate reduced depreciation expense by approximately $83,000 in 1996.

  Oil and Gas Activities

  Oil and gas operations are accounted for under the successful efforts method.
  Exploratory drilling costs are capitalized pending determination of proved reserves; all other exploration costs are expensed. All development and lease acquisition costs are capitalized.
  Provision for depreciation and amortization, including estimated future


                                    F-9
*****************************************************************************


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

  Gas Trading

  The Company's business activities include the buying and selling of natural gas. The Company recognizes revenue and costs on gas trading transactions when gas is delivered to the purchaser.

  Debt Issuance and Reacquisition Costs

  Debt premium, discount and issuance expenses are amortized over the life of each issue.
  Debt reacquisition costs for refinanced debt are amortized over the remaining life of the new debt.

  Consolidated Statements of Cash Flows

  For purposes of these statements, all highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

  Financial Instruments

  All of the Company's financial instruments requiring fair value disclosure were recognized in the consolidated balance sheet as of June 30, 1996. Except for long-term debt, their carrying values approximate the estimated fair values. Descriptions of the methods and assumptions used to reach this conclusion are as follows:

   Cash, temporary cash investments, accounts receivable, accounts payable, and payable to employee benefit plans:
     These financial instruments have short maturities, or are invested in financial instruments with short maturities.



                                    F-10
*****************************************************************************


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

  The fair value of the Company's long-term debt, based on quoted market prices for the same or similar issues, is approximately 99% of the carrying value.

  Earnings Per Share

  Earnings per common share were computed based on the weighted average number of common shares outstanding and common stock equivalents, if dilutive.

  The weighted average number of such shares at June 30 was 2,298,734 in 1996, 2,235,413 in 1995, and 2,205,050 in 1994.

  New Accounting Standards

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, effective for financial statements for fiscal years beginning after December 15, 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. SFAS No. 121 also establishes the procedures for review of recoverablity, and measurement of impairment if necessary, of long-lived assets and certain identifiable intangibles to be held and used by an entity. The financial effects of adopting the new standard are not expected to be material to the Company's financial position or operations.


                                    F-11
*****************************************************************************


                  Energy West Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)



  1. Principal Accounting Policies (continued)

  SFAS No. 123, Accounting for Stock-Based Compensation, was issued in October 1995. This standard addresses the timing and measurement of stock-based compensation expense. The Company has elected to retain the approach of Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees (the intrinsic value method), for recognizing stock-based expense in the consolidated financial statements. The Company will adopt SFAS No. 123 in 1997 with respect to the disclosure requirements set forth therein for companies retaining the intrinsic value approach of APB No. 25.

  Reclassifications

  Certain reclassifications have been made to the fiscal 1995 and 1994 consolidated financial statements to conform to the fiscal
  1996 presentation.

  2. Notes Payable

  At June 30, 1996, the Company maintained a line of credit totaling $11,000,000 with interest calculated at prime less 1/4 percent. A total of $7,175,000, $2,620,000 and $1,275,000 had been borrowed under line of credit agreements at June 30, 1996, 1995, and 1994, respectively. Borrowing on lines of credit, based upon daily loan balances, averaged $6,166,380, $2,397,175 and $2,369,671 during the years ended June 30, 1996, 1995 and 1994, respectively. The maximum borrowings outstanding on this line at any month end were $9,415,000, $4,983,000 and $4,267,000 during these same periods.
  The daily weighted average interest rate was 8.5%, 8.2% and 6.4% for the years ended June 30, 1996, 1995 and 1994, respectively. This line of credit expires January 15, 1997.
  Management expects this line of credit to be renewed for another year.


                                    F-12
*****************************************************************************


                  Energy West Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)



  3. Long-Term Debt Obligations

  Long-term debt consists of the following:


                                                          June 30
                                                   1996             1995

  Series 1993 notes payable                    $  7,800,000     $  7,800,000
  Industrial development revenue obligations:
      Series 1992A                                  935,000        1,200,000
      Series 1992B                                1,635,000        1,690,000
  Other                                              23,758          110,790
  Total long-term obligations                    10,393,758       10,800,790
  Less portion due within one year                  348,044          365,833
  Long-term obligations due after one year      $10,045,714      $10,434,957


  Series 1993 Notes Payable

  On June 24, 1993, the Company issued $7,800,000 of Series 1993 unsecured notes bearing interest at rates ranging from 6.20% to 7.60% (6.20% at June 30, 1996), payable semiannually on June 1 and December 1 of each year, commencing on December 1, 1993. Maturity dates begin in 1999 and extend to 2013. At the Company's option, beginning June 1, 2003, notes maturing subsequent to 2003 may be redeemed prior to maturity, in whole or part, at redemption prices declining from 104% to 100% of face value, plus accrued interest.

  Industrial Development Revenue Obligations

  On September 15, 1992, Cascade County, Montana (the County) issued two Industrial Development Revenue Obligations, the Series 1992A Bonds for $1,700,000 and Series 1992B Bonds for $1,800,000. The Series 1992A and Series 1992B Bonds are unsecured; however, loan agreements are maintained with the Company in the same amounts. Both the Series 1992A and Series 1992B Bonds require annual principal payments on October 1 and semiannual interest payments on April 1 and October 1 of each year beginning in 1993. The Series 1992A Bonds have a final maturity in 1999 and bear interest at rates ranging from 3.25% to 5.30%. The Series 1992B bonds have a final maturity in 2012 and bear interest at rates ranging from 3.35% to 6.50%.


                                    F-13
*****************************************************************************


                  Energy West Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)



  3. Long-Term Debt Obligations (continued)

  Aggregate Annual Maturities


  Fiscal               Series        IDR Obligations                   Total
Year Ending             1993        Series      Series               Long-Term
  June 30               Notes       1992A       1992B        Other  Obligations

1997                         $-    $280,000     $60,000      $8,044     $348,044
1998                          -     295,000      60,000       6,959      361,959
1999                    165,000     175,000      65,000       8,032      413,032
2000                    175,000     185,000      70,000         723      430,723
2001                    370,000           -      75,000           -      445,000
Thereafter            7,090,000           -   1,305,000           -    8,395,000
                      7,800,000     935,000   1,635,000      23,758  10,393,758
Less current portion          -     280,000      60,000       8,044     348,044
                     $7,800,000    $655,000  $1,575,000     $15,714 $10,045,714


  The Company's long-term debt obligation agreements contain various covenants including: limiting total dividends and distributions made in the immediately preceding 60-month period to aggregate consolidated net income for such period, restricting senior indebtedness, limiting asset sales, and maintaining certain financial debt and interest ratios.

  4. Retirement Plans

  The Company has a defined contribution pension plan (the Plan) which covers substantially all of the Company's employees. Under the Plan, the Company contributes 10% of each participant's eligible compensation. Total contributions to the Plan for the years ended June 30, 1996, 1995 and 1994 were $383,018, $336,589 and $279,668, respectively.

  The Company adopted, effective July 1, 1993, SFAS No. 106, Employers Accounting for Postretirement Benefits Other Than Pensions. This standard requires that the projected future cost of providing postretirement benefits be recognized as an expense as employees render service rather than when paid. Effective for fiscal year 1994, the Company modified its plan for these benefits and has elected to pay eligible retirees (post-65 years of age) $125 per month in lieu of contracting for health and life insurance benefits. The amount of this payment is fixed and will not increase with medical trends or inflation. The Company's transition obligation at June 30, 1996 and 1995 was


                                    F-14
*****************************************************************************


                  Energy West Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)



  4. Retirement Plans (continued)

  $332,800 and $352,380, respectively, of which $288,600 in 1996 and
  $327,400 in 1995 related to the regulated utility operations. The transition obligation was accrued as a deferred charge and will be amortized over 20 years. Substantially all of the transition obligation is for the future cost of benefits to active employees.

  The incremental annual increases in consolidated expenses due to adoption of SFAS No. 106 were $70,900 and $71,200 in fiscal years 1996 and 1995, respectively. Included in these amounts were $58,100 in 1996 and $62,600 in 1995 relating to regulatory operations. The MPSC allowed recovery of these costs beginning on July 1, 1995 for the utility operations in Montana. Management believes it is probable that its regulators in Wyoming will allow recovery of these costs based upon recent industry rate decisions addressing this issue. The Company has established a VEBA trust fund and is contributing to that trust the annual expense of the plan. The balance in that trust after benefit payments in fiscal year 1996 is $61,750.

  The Company made a change to the plan, effective July 1, 1996, allowing pre-65 retirees and their spouses to remain on the same medical plan as active employees by contributing 125% of the current COBRA rate to retain this coverage. The increased liability from this change is $269,200 and has been reflected in the 1996 financial statements. The Company expects regulators in Montana and Wyoming to allow recovery of the additional costs associated with the plan change.


                                    F-15
*****************************************************************************


                  Energy West Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)



  4. Retirement Plans (continued)

  The following table presents the amounts recognized at June 30, 1996 and 1995 in the consolidated financial statements.


                                                     1996         1995
  Accumulated postretirement benefit obligation:
   Retirees                                        $128,500     $154,400
   Fully eligible active plan participants           80,500       53,700
   Other active plan participants                   522,900      259,174
                                                   $731,900     $467,274

  Net periodic postretirement benefit cost:
   Service cost                                   $  19,300    $  19,400
   Interest cost                                     32,000       32,200
   Actual return on plan assets                      (1,500)           -
   Amortization of transition obligation             19,600       19,600
  Net periodic postretirement benefit cost        $  69,400    $  71,200


  The weighted-average discount rate used in determining the accumulated postretirement benefit obligation at June 30, 1996 was
  7.5 percent. The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 11.0 percent for the 1996-97 fiscal year and is assumed to decrease gradually to 5.5 percent after 6 years and remain at that level thereafter. At June 30, 1995, the weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5 percent. The weighted-average health care cost trend rate was 12.5 percent for the 1995-96 fiscal year and was assumed to decrease gradually to 6.5 percent after 7 years and remain at that level thereafter.

  The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of June 30, 1996 by $45,700. The aggregate of interest and service cost for the year ended June 30, 1996 is not affected by this increase due to the minimal number of retirees receiving benefits that are not fixed and the large number of retirees receiving benefits that were not affected by the trend rate during the 1995-96 fiscal year.


                                    F-16
*****************************************************************************


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

  The cumulative effect of adopting Statement No. 109 as of July 1, 1993 was to increase net income by $92,365 for nonregulated operations and create a regulatory asset of $600,867 and regulatory liability of $204,620 for regulated operations. The regulatory assets and liabilities represent the anticipated effects on regulated rates charged to customers which will result from the adoption of Statement No. 109. For the year ended June 30, 1996, amortization of certain liabilities resulted in a decrease in regulatory assets of $75,566 and in regulatory liabilities of $14,409 for regulated entities, resulting in ending balances of $443,918 and $162,121, respectively.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

  Significant components of the Company's deferred tax assets and liabilities as of June 30, 1996 and 1995 are as follows:


                                                    1996         1995
  Deferred tax assets:
   Allowance for doubtful accounts               $  54,065    $  55,987
   Unamortized investment tax credit               162,343      175,983
   Contributions in aid of construction            115,876      102,458
   Other nondeductible accruals                    189,935      156,096
   Other                                            47,093       42,318
  Total deferred tax assets                        569,312      532,842


                                    F-17
*****************************************************************************


                  Energy West Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)



  5. Income Tax Expense (continued)

                                               1996          1995
  Deferred tax liabilities:
   Customer refunds payable                 $ 399,255     $  84,525
   Property, plant and equipment            2,908,836     2,615,597
   Unamortized debt issue costs               201,635       215,827
   Unamortized environmental study costs            -       101,330
   Covenant not to compete                     89,041        93,283
   Other                                       20,014        15,810
  Total deferred tax liabilities            3,618,781     3,126,372
  Net deferred tax liabilities             $3,049,469    $2,593,530


  Income tax expense consists of the following:


                                                Year ended June 30
                                          1996         1995         1994
  Current income taxes:
   Federal                              $244,777     $705,420     $490,698
   State                                  21,819      120,074       12,331
  Total current income taxes             266,596      825,494      503,029
  Deferred income taxes (benefits):
   Tax depreciation in excess of book    341,217      179,794      139,564
   Book amortization in excess of tax    (35,958)     (56,981)     (73,435)
   Recoverable cost of gas purchases     322,479      (98,479)      86,341
   Environmental study cleanup costs           -       20,539       81,442
   Regulatory surcharges                 (44,830)           -            -
   Other                                 (25,362)      17,813      (62,016)
  Total deferred income taxes            557,546       62,686      171,896
  Investment tax credit, net             (21,062)     (21,062)     (21,062)
  Total income taxes                    $803,080     $867,118     $653,863

  Income taxes - operations             $765,925     $815,688     $613,964
  Income taxes other income               37,155       51,430       39,899
  Total income taxes                    $803,080     $867,118     $653,863


                                    F-18
*****************************************************************************


                  Energy West Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)



  5. Income Tax Expense (continued)

  Income tax expense from operations differs from the amount computed by applying the federal statutory rate to pre-tax income for the following reasons:


                                               1996         1995         1994

Tax expense at statutory rate - 34%          $747,269     $799,582     $607,394
State income tax, net of federal tax benefit   60,271       77,377       38,693
Amortization of deferred investment tax
  credits                                     (21,062)     (21,062)     (21,062)
Other                                          16,602       11,221       28,838
Total income taxes                           $803,080     $867,118     $653,863


  6. Regulated and Nonregulated Operations

  Summarized financial information for the Company's regulated utility and nonregulated nonutility operations (before intercompany eliminations between regulated and nonregulated primarily consisting of gas sales from nonregulated to regulated entities, intercompany accounts receivable, accounts payable, equity, and subsidiary investment) is as follows:


                                  June 30, 1996    June 30, 1995
                            Regulated  Nonregulated     Regulated  Nonregulated

Capital expenditures       $3,910,000      $680,609    $3,933,828      $772,040
Property, plant and
 equipment, net:
   Regulated utilities    $22,362,130           $ -   $19,907,237            $-
   Nonregulated propane             -     2,971,174             -     2,811,913
   Oil and gas operations           -       274,352             -       334,704
   Real estate held for
     investment                     -       482,173             -       496,483
Current assets              7,663,566     2,385,186     4,458,594     2,420,839
Other assets                3,669,404       590,542     3,884,006       496,360
Total assets              $33,695,100    $6,703,427   $28,249,837    $6,560,299

Equity                     $9,303,596    $3,308,651    $8,903,740    $2,701,018
Long-term debt              8,257,090     1,788,624     8,533,074     1,901,883
Current liabilities        10,452,787     1,192,271     6,304,063     1,493,087
Deferred income taxes       3,207,968       366,716     2,727,782       299,343
Other liabilities           2,473,659        47,165     1,781,178       164,968
Total capitalization and
 liabilities              $33,695,100    $6,703,427   $28,249,837    $6,560,299


                                    F-19
*****************************************************************************


                  Energy West Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)



  6. Regulated and Nonregulated Operations (continued)

                                     1996                        1995                        1994

                             Regulated  Nonregulated     Regulated  Nonregulated     Regulated  Nonregulated
Revenue:
  Operating revenue        $23,672,186    $4,510,942   $24,363,446    $4,077,768   $24,421,153    $3,935,760
  Gas trading revenue                -     4,348,239             -     3,238,839             -     1,964,866
Operating expenses:
  Gas purchased             13,646,178     2,539,635    15,077,466     2,170,877    15,666,853     2,050,377
  Cost of gas trading                -     3,751,053             -     2,500,363             -     1,667,182
  Distribution, general
    and administrative       5,578,188     1,346,200     5,130,220     1,249,431     4,792,531     1,187,090
  Maintenance                  348,123        60,466       304,677         1,400       315,409        15,353
  Depreciation and
    amortization             1,359,339       307,919     1,205,758       352,997     1,134,150       329,928
  Taxes other than income      523,768       105,659       494,338       100,230       430,446        96,696
Operating income            $2,216,590      $748,249    $2,150,987      $941,309    $2,081,764      $554,000

  7. Stock Options and Ownership Plans

  Stock Options

  There are two Incentive Stock Option Plans which provide for granting options to purchase up to 200,000 shares of the Company's common stock to key employees. The option price may not be less than 100% of the common stock fair market value on the date of grant (110% of the fair market value if the employee owns more than 10% of the Company's outstanding common stock). These options may not have a term exceeding five years.


                                    F-20
*****************************************************************************


                  Energy West Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)



  7. Stock Options and Ownership Plans (continued)

  A summary of the activity under the plans is as follows:

                                          Number of         Price Per
                                           Shares             Share
  Fiscal 1996
  Outstanding at July 1, 1995               90,588         $4.875-9.125
  Granted                                        -
  Exercised                                (13,680)        $4.875-7.125
  Expired                                   (1,200)            $6.50
  Outstanding at June 30, 1996              75,708         $6.375-9.125

     At June 30, 1996
     Exercisable                            75,708
     Available for grant                     6,052

  Fiscal 1995
  Outstanding at July 1, 1994              106,948         $4.875-8.75
  Granted                                    5,000            $9.125
  Exercised                                (14,410)        $4.938-8.75
  Expired                                   (6,950)        $4.875-7.125
  Outstanding at June 30, 1995              90,588

      At June 30, 1995
      Exercisable                           90,588
      Available for grant                   29,652

  Fiscal 1994
  Outstanding at July 1, 1993              105,048         $3.188-7.125
  Granted                                    7,000         $7.375-8.75
  Exercised                                 (3,800)        $3.188-7.125
  Expired                                   (1,300)           $3.188
  Outstanding at June 30, 1994             106,948         $4.875-8.75

      At June 30, 1994
      Exercisable                          106,948
      Available for grant                   27,702



                                    F-21
*****************************************************************************


                  Energy West Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)



  7. Stock Options and Ownership Plans (continued)

  Employee Stock Ownership Plan

  In 1984, the Company established an Employee Stock Ownership Plan ("ESOP") which covers most of the Company's employees. The Company has contributed and recognized as expense $121,400, $129,367 and $103,820 for the years ended June 30, 1996, 1995 and
  1994, respectively. Contributions to the Plan are determined by the Board of Directors. During the years ended June 30, 1996, 1995 and 1994, the ESOP acquired 15,889 shares at $8.00 per share, 11,535 shares at $9.00 per share and 11,772 shares at $9.08 per share, respectively.

  8. Operating Lease

  The Company leases a building in Cody, Wyoming. The lease expires on June 30, 2005. Future minimum rental payments will be approximately $72,000 per year from fiscal 1996 through fiscal 2005 for total future minimum lease payments of $648,000. Rental expenses related to this lease were $73,808, $70,133 and $73,933 in fiscal years 1996, 1995 and 1994, respectively.

  9. Gain on Sale of Assets

  On June 28, 1996, one of the Company's nonregulated subsidiaries sold real property, consisting of land and office and warehouse buildings, for $525,000 in cash. Concurrent with the sale, the Company leased the property back for a period of ten years at an annual rental of $51,975. The initial ten-year term of the lease is extended for two successive five-year periods unless the Company provides at least six months notice prior to the end of either the initial term or the first successive five-year term.

  The Company does not have an option to repurchase the real property. However, should the lessor have a bona fide third-party offer, the Company has the right of first refusal to buy the land and buildings under the same terms and conditions. As a result, the transaction has been recorded as a sale, resulting in a gain of $236,000. The land, buildings and related accounts are no longer recognized in the accompanying financial statements.


                                    F-22
*****************************************************************************


                  Energy West Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)



  9. Gain on Sale of Assets (continued)

  The future minimum lease payments under the terms of the related lease agreement require the payment of $51,975 per year from fiscal 1997 through fiscal 2006 for total future minimum lease payments of $519,750.

  10. Commitments and Contingencies

  Commitments

  The Company has entered into long-term, take or pay natural gas supply contracts which expire beginning in 1997 and ending in 2005. The contracts generally require the Company to purchase specified minimum volumes of natural gas at a fixed price which is subject to renegotiation every two years. Current prices per Mcf for these contracts range from $1.17 to $1.85. Based on current prices, the minimum take or pay obligation at June 30, 1996 for each of the next five years and in total is as follows:


            Fiscal Year
             1997                   $1,931,088
             1998                    1,320,018
             1999                    1,099,218
             2000                      832,018
             2001                      832,018
             Thereafter              1,809,672
             Total                  $7,824,032


  Natural gas purchases under these contracts for the years ended
  June 30, 1996, 1995 and 1994 approximated $5,520,000, $6,203,000, and $6,091,000, respectively.

  On July 1, 1996, the Company entered into a take or pay propane contract which expires June 30, 1997. The contract generally requires the Company to purchase all propane quantities produced by a propane producer in Wyoming (approximately 182,500 gallons per month) tied to the Billings, Montana spot price.


                                    F-23
*****************************************************************************


                  Energy West Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)



  10. Commitments and Contingencies (continued)

  Environmental Contingency

  The Company owns property on which it operated a manufactured gas plant from 1909 to 1928. The site is currently used as a service center and to store certain equipment and materials and supplies. The coal gasification process utilized in the plant resulted in the production of certain by-products which have been classified by the federal government and the state of Montana as hazardous to the environment. After management became aware of the potential of contamination on this site, it initiated an assessment of the property through the assistance of a qualified consulting firm. That assessment revealed the presence of certain hazardous material in quantities exceeding tolerances established for such material by regulatory authorities. After making required notifications of that condition to federal and state regulatory authorities, a report summarizing the assessment was filed with the State of Montana Department of Health and Environmental Science ("MDHES"). Subsequent to that submittal a meeting was held with a representative of the MDHES wherein a process was agreed upon to arrive at appropriate remediation of the site. The costs incurred by the Company to date approximate $320,000 and have been capitalized as other deferred charges. Until further work is done regarding remediation alternatives, no further estimate of the costs of remediation can be made. However, management believes that regardless of the alternative selected, the costs incurred will not materially affect the Company's financial position.

  The Company received formal approval from the MPSC to recover the costs associated with the cleanup of this site. The Company began recovery of costs incurred at June 30, 1995 over two years through a surcharge in billing rates effective July 1, 1995. Management intends to request that future costs be recovered over a similar time period. The total of recoveries collected through June 30, 1996 is $214,000.

  11. Regulatory Matters

  On July 8, 1996, the Company filed a general rate case with the MPSC requesting a revenue increase for its Great Falls Gas operations. The revenue request is the result of increased cost of service primarily due to inflation and higher capital investment for utility operations. The Company intends to file for a rate increase for Broken Bow (a regulated utility subsidiary in Payson, Arizona) in the fall of 1996.


                                     F-24
*****************************************************************************


                  Energy West Incorporated and Subsidiaries
             Notes to Consolidated Financial Statements (continued)



  12. Financial Instruments and Risk Management

  During 1996, the Company was a party to gas financial swap agreements for its regulated operations. Under these agreements, the Company is required to pay the counterparty (an entity making a market in gas futures) a cash settlement equal to the excess of the stated index price over an agreed upon fixed price for gas purchases. The Company receives cash from the counterparty when the stated index price falls below the fixed price. These swap agreements are made to minimize exposure to gas price fluctuations. Any cash settlements or receipts are included in gas purchased. At June 30, 1996, the Company had one swap agreement in place to hedge 5,000 MMBTU of its daily gas purchases through October 31, 1996.

  Beginning on September 1, 1996, the Company is a party to two gas swap agreements, for its nonregulated operations, to hedge 4,400 MMBTU of its daily gas purchases. This contract represents approximately 92% of the supply required for the Company's customers who have selected fixed price service. The hedges were made to minimize the Company's exposure to price fluctuations and to secure a known margin for the purchase and resale of gas in marketing activities.


                                    F-25
*****************************************************************************