Form 10-K/A, Exhibit 13
period 1996-06-30
ENERGY WEST INC
filed 1997-03-24
CIK 43350

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


                                              \s\ ERNST & YOUNG  LLP

Denver, Colorado
August 15, 1996

                                  F-1
******************************************************************************


               Energy West Incorporated and Subsidiaries

                     Consolidated Balance Sheets



                                                           June 30
                                                   1996               1995
                                              -------------------------------
Assets
Current assets:
  Cash and cash equivalents                   $   893,301         $   507,450
  Temporary cash investments (at cost which
   approximates market)                                 -              59,556
  Accounts receivable, less allowances for
   uncollectible accounts of $208,106
   ($191,168 at June 30, 1995)                  3,486,328           3,042,603
  Natural gas and propane inventory             2,200,778           1,686,704
  Materials and supplies                          543,316             458,596
  Prepayments and other                           602,427              59,761
  Refundable income tax payments                  412,662             241,798
  Recoverable costs of gas purchases              953,392             125,410
  Deferred income taxes current                         -              81,398
                                              -------------------------------
Total current assets                            9,092,204           6,263,276

Investments                                        12,476              12,476

Notes receivable due after one year                 9,190              15,984

Property, plant and equipment                  43,919,358          39,697,080
Less accumulated depreciation and amortization 17,829,528          16,146,743
                                              -------------------------------
Net property, plant and equipment              26,089,830          23,550,337

Deferred charges:
  Net unamortized debt issue costs                974,876           1,042,155
  Regulatory assets for income taxes              443,918             519,484
  Unrecognized postretirement obligation          332,800             352,380
  Other                                           539,379             618,689
                                              -------------------------------
Total deferred charges                          2,290,973           2,532,708

                                              -------------------------------
Total assets                                  $37,494,673         $32,374,781
                                              ===============================

                                  F-2
******************************************************************************


                 Energy West Incorporated and Subsidiaries

                        Consolidated Balance Sheets


                                                           June 30
                                                   1996               1995
                                              -------------------------------
Capitalization and liabilities
Current liabilities:
  Long-term debt due within one year          $    348,044       $    365,833
  Notes payable                                  7,175,000          2,620,000
  Accounts payable gas purchases                 1,226,508          1,535,736
  Accounts payable other                           826,885            735,810
  Payable to employee benefit plans                508,890            443,430
  Accrued vacation                                 327,897            267,350
  Other current liabilities                        420,954            817,834
  Deferred income taxes current                    253,385                  -
                                              -------------------------------
  Total current liabilities                     11,087,563          6,785,993

Other:
  Deferred Income Taxes                          2,796,084          2,674,928
  Deferred investment tax credits                  502,841            523,903
  Contributions in aid of construction             834,917            771,702
  Accumulated postretirement obligation            507,386            467,274
  Regulatory liability for income taxes            162,121            176,530
  Other                                             17,799              6,736
                                              -------------------------------
  Total other                                    4,821,148          4,621,073

  Long-term debt (less amounts due within
  one year)                                     10,045,714         10,434,957

  Commitments and contingencies (Note 10)

Stockholders' equity:
  Preferred stock - $.15 par value:
    Authorized - 1,500,000 shares;
    Outstanding - none                                    -                 -

  Common stock - $.15 par value:
    Authorized - 3,500,000 shares;
    Outstanding - 2,321,314 shares
    (2,254,138 shares at June 30, 1995)             348,198           338,121
  Capital in excess of par value                  2,635,540         2,117,730
  Retained earnings                               8,556,510         8,076,907
                                              -------------------------------
Total stockholders' equity                       11,540,248        10,532,758
                                              -------------------------------
         Total Capitalization                    21,585,962        20,967,715
                                              -------------------------------
         Total capitalization and liabilities   $37,494,673       $32,374,781
                                              ===============================

See accompanying notes.


                                  F-3
******************************************************************************


               Energy West Incorporated and Subsidiaries

                   Consolidated Statements of Income

                                                Year ended June 30
                                         1996          1995         1994
                                     ---------------------------------------
Operating revenue:
  Regulated utilities                $23,672,186   $24,363,446   $24,421,153
  Nonregulated operations              3,297,583     2,946,114     2,961,433
  Gas trading                          4,348,239     3,238,839     1,964,866
                                     ---------------------------------------
Total operating revenue               31,318,008    30,548,399    29,347,452

Operating expenses:
  Gas purchased                       14,972,454    16,116,688    16,742,903
  Cost of gas trading                  3,751,053     2,500,363     1,667,182
  Distribution, general and
    administrative                     6,924,391     6,379,651     5,979,621
  Maintenance                            408,590       306,077       330,762
  Depreciation and amortization        1,667,256     1,558,755     1,464,078
  Taxes other than income                629,428       594,569       527,142
                                     ---------------------------------------
Total operating expenses              28,353,172    27,456,103    26,711,688
                                     ---------------------------------------
Operating income                       2,964,836     3,092,296     2,635,764

Gain on sale of assets                   236,291             -             -
Other income, net                        214,902       174,878       199,014
                                     ---------------------------------------
Income before interest charges
  and income taxes                     3,416,029     3,267,174     2,834,778

Interest charges:
  Long-term debt                         709,872       735,813       741,866
  Short-term and other                   532,866       202,770       220,317
                                     ---------------------------------------
Total interest charges                 1,242,738       938,583       962,183
                                     ---------------------------------------

Income before income taxes             2,173,291     2,328,591     1,872,595
Provision for income taxes               765,925       815,688       613,964
                                     ---------------------------------------
Income before cumulative effect
  of change in accounting principle 1,407,366 1,512,903 1,258,631 Cumulative effect on prior years of change in accounting for
  income taxes                                 -             -        92,365
                                     ---------------------------------------
Net income                           $ 1,407,366   $ 1,512,903   $ 1,350,996
                                     =======================================

Income per share of common
  equivalent stock:
    Income before cumulative effect
     of change in accounting principle      $.61          $.68          $.57
    Cumulative effect of change in
     accounting for income taxes               -             -           .04
                                     ---------------------------------------
Net income per common share                 $.61          $.68          $.61
                                     =======================================

See accompanying notes.


                                  F-4
******************************************************************************


                   Energy West Incorporated and Subsidiaries

                Consolidated Statements of Stockholders' Equity


                                            Capital in
                                  Common     Excess of    Retained
                                   Stock     Par Value    Earnings    Total
                                ----------------------------------------------
Balance at June 30, 1993          $163,456  $1,720,240  $6,849,793  $8,733,489
 Exercise of stock options into
  3,800 shares of common stock
  at $7.13 to $8.19 per share          285      14,977           -      15,262
 Sale of 8,293 shares of common
  stock at $8.87 per share under
  the Company's dividend
  reinvestment plan                  1,244      72,313           -      73,557
 Net income for the year ended
  June 30, 1994                          -           -   1,350,996   1,350,996
 Common stock dividend, 2-for-1
  stock split                      163,737    (163,737)          -           -
 Cash dividends on common stock
  - $.36 per share                       -            -   (780,342)   (780,342)
                                ----------------------------------------------
Balance at June 30, 1994           328,722    1,643,793  7,420,447   9,392,962
 Exercise of stock options into
  14,410 shares of common stock
  at $4.94 to $8.75 per share        2,161       78,318          -      80,479
 Sale of 36,720 shares of common
  stock at $7.50 to $9.00 per
  share under the Company's
  dividend reinvestment plan         5,508      293,529          -     299,037
 Issuance of 11,535 shares of
  common stock to ESOP at
  estimated fair value of $9.00
  per share                          1,730      102,090          -     103,820
 Net income for the year ended
  June 30, 1995                          -            -  1,512,903   1,512,903
 Cash dividends on common stock
  $.385 per share                        -            -   (856,443)   (856,443)
                                ----------------------------------------------
Balance at June 30, 1995           338,121    2,117,730  8,076,907  10,532,758
 Exercise of stock options into
  13,680 shares of common stock
  at $4.875 to $7.125 per share      2,052       72,918          -      74,970
 Sale of 37,611 shares of common
  stock at $8.00 to $9.50 per
  share under the Company's
  dividend reinvestment plan         5,642      320,158          -     325,800
 Issuance of 15,889 shares of
  common stock to ESOP at
  estimated fair value of $8.00
  per share                          2,383      124,734          -     127,117
 Net income for the year ended
  June 30, 1996                          -            -  1,407,366   1,407,366
 Cash dividends on common stock
  $.405 per share                        -            -   (927,763)   (927,763)
                                ----------------------------------------------
Balance at June 30, 1996          $348,198   $2,635,540 $8,556,510 $11,540,248
                                ==============================================

See accompanying notes.


                                  F-5
******************************************************************************


                    Energy West Incorporated and Subsidiaries

                      Consolidated Statements of Cash Flows


                                              Year ended June 30
                                      1996           1995           1994
                                  ------------------------------------------
Operating activities
Net income                        $  1,407,366   $  1,512,903   $  1,350,996
Adjustments to reconcile net
 income to cash flow from
 operations:
  Depreciation and amortization      1,833,511      1,777,559      1,529,310
  (Gain) on sale lease of
   assets                             (247,697)        (4,174)       (25,276)
  Investment tax credit                (21,062)       (21,062)       (21,062)
  Deferred income taxes                495,105          4,197        306,026
  Cumulative effect of change
   in accounting method                      -              -         92,365
  Changes in operating assets
   and liabilities:
    Accounts receivable               (443,725)      (415,072)        92,638
    Natural gas and propane
     inventory                        (514,074)      (987,081)       506,099
    Accounts payable                  (218,153)       778,999       (616,316)
    Recoverable costs of gas
     purchases                        (827,982)       275,556       (134,502)
    Prepaid gas                       (523,212)             -              -
    Other assets and liabilities      (333,878)       682,896       (243,278)
                                  ------------------------------------------
Net cash provided by operating
 activities                            606,199      3,604,721      2,837,000


Investing activities
Construction expenditures           (4,590,609)    (4,705,868)    (2,626,221)
Restricted deposit                           -        204,550        619,367
Proceeds from sale of assets           552,160         79,749         64,820
Collection of long-term notes
 receivable                              6,794         78,737         36,526
Proceeds from contributions in
 aid of construction                    63,215         81,177         88,276
                                  ------------------------------------------
Net cash used in investing
 activities                         (3,968,440)    (4,261,655)    (1,817,232)


                                  F-6
******************************************************************************


                    Energy West Incorporated and Subsidiaries

                Consolidated Statements of Cash Flows (continued)


                                              Year ended June 30
                                      1996           1995           1994
                                  ------------------------------------------
Financing activities
Proceeds from long-term debt       $         -    $   117,808    $    20,000
Debt issuance and reacquisition
 costs                                       -              -        (65,000)
Payment of long-term debt             (407,032)      (335,000)      (333,872)
Proceeds from notes payable         20,965,000     19,926,854     17,428,000
Repayment of notes payable         (16,410,000)   (18,625,000)   (17,491,000)
Sale of common stock                    74,970         80,479         15,262
Dividends paid                        (474,846)      (453,586)      (706,785)
                                  ------------------------------------------
Net cash provided by (used in)
 financing activities                3,748,092        711,555     (1,133,395)
                                  ------------------------------------------

Net increase (decrease) in cash
 and cash equivalents                  385,851         54,621       (113,627)
Cash and cash equivalents at
 beginning of year                     507,450        452,829        566,456
                                  ------------------------------------------
Cash and cash equivalents at
 end of year                      $    893,301    $   507,450    $   452,829
                                  ==========================================

Supplemental disclosures of cash
 flow information:
  Cash paid for:
   Interest                       $  1,242,035   $    942,221   $    932,159
   Income taxes                        498,461        870,327        369,000

  Noncash financing activities:
   Dividend reinvestment plan          325,800        299,037         73,557
   ESOP shares issued                  127,117        103,820              -

See accompanying notes.


                                  F-7

******************************************************************************


                    Energy West Incorporated and Subsidiaries

                    Notes to Consolidated Financial Statements

                                 June 30, 1996


1. Principal Accounting Policies
================================

General
-------
Energy West Incorporated ("the Company") operates principally in a single business segment as a distributor of natural gas and propane to residential and commercial customers. Natural gas and propane vapor distribution operations (regulated utilities) are regulated by the Montana Public Service Commission ("MPSC"), the Wyoming Public Service Commission ("WPSC") and the Arizona Corporation Commission. Accordingly, most of the Company's accounting policies are subject to the requirements set forth in the Federal Energy Regulatory Commission's Uniform System of Accounts. In some cases, because of the rate making process, these accounting policies differ from those used by nonregulated operations. Bulk propane distribution is a nonregulated operation.

Consolidated Subsidiaries
-------------------------
The Company's wholly-owned nonregulated subsidiaries, Energy West Resources, Inc. ("EWR") (formerly Vesta, Inc.), Montana Sun, Inc. ("Montana Sun") and Rocky Mountain Fuels, Inc. ("RMF"), are included in the consolidated financial statements. The results of operations of these subsidiaries constitute all of the Company s nonregulated operations. All significant intercompany accounts and transactions have been eliminated in consolidation.

EWR's activities include a gas marketing operation and oil and gas exploration and development. Its principal assets are capitalized oil and gas development costs, storage field costs and equipment, and inventory. EWR currently markets gas to large industrial customers (businesses using over 60,000 Mcf of natural gas annually).

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


                                  F-8
******************************************************************************


                    Energy West Incorporated and Subsidiaries

             Notes to Consolidated Financial Statements (continued)


1. Principal Accounting Policies (continued)
============================================

Use of Estimates
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Natural Gas and Propane Inventory
---------------------------------
Natural gas inventory and propane inventory are stated at the lower of weighted average cost or net realizable value.

Recoverable Costs of Gas Purchases
----------------------------------
Differences between the costs of gas approved by regulators in the Company's rate structure and actual gas costs are accounted for as a current asset or liability, as applicable. These differences are recovered or refunded, as applicable, in future periods by adjustment of the Company's rates.

Property, Plant and Equipment
-----------------------------
Additions to property, plant and equipment are recorded at original cost when placed in service. Depreciation and amortization are recorded on a straight-line basis over estimated useful lives or the units-of-production method, as applicable, at various rates averaging approximately 3.93%, 4.15% and 4.32% during the years ended June 30, 1996, 1995 and 1994, respectively. During the fourth quarter of 1996, the estimated useful lives for certain propane properties were increased from twelve and fifteen years to twenty years to better reflect their estimated useful lives. This change in estimate reduced depreciation expense by approximately $83,000 in 1996.

Oil and Gas Activities
----------------------
Oil and gas operations are accounted for under the successful efforts method. Exploratory drilling costs are capitalized pending determination of proved reserves; all other exploration costs are expensed. All development and lease acquisition costs are capitalized. Provision for depreciation and amortization, including estimated future


                                  F-9
******************************************************************************


                    Energy West Incorporated and Subsidiaries

             Notes to Consolidated Financial Statements (continued)



1. Principal Accounting Policies (continued)
============================================

dismantlement and restoration costs, is determined on a field-by-field basis using the units-of-production method. When properties are sold, the asset cost and related accumulated depreciation and amortization are eliminated, with any gain or loss reflected in income.

Gas Trading
-----------
The Company's business activities include the buying and selling of natural gas. The Company recognizes revenue and costs on gas trading transactions when gas is delivered to the purchaser.

Debt Issuance and Reacquisition Costs
-------------------------------------
Debt premium, discount and issuance expenses are amortized over the life of each issue. Debt reacquisition costs for refinanced debt are amortized over the remaining life of the new debt.

Consolidated Statements of Cash Flows
-------------------------------------
For purposes of these statements, all highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Financial Instruments
---------------------
All of the Company's financial instruments requiring fair value disclosure were recognized in the consolidated balance sheet as of June 30, 1996. Except for long-term debt, their carrying values approximate the estimated fair values. Descriptions of the methods and assumptions used to reach this conclusion are as follows:

   Cash, temporary cash investments, accounts receivable, accounts payable, and payable to employee benefit plans: These financial instruments have short maturities, or are invested in financial instruments with short maturities.


                                  F-10
******************************************************************************


                    Energy West Incorporated and Subsidiaries

             Notes to Consolidated Financial Statements (continued)



1. Principal Accounting Policies (continued)
============================================

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

Earnings Per Share
------------------
Earnings per common share were computed based on the weighted average number of common shares outstanding and common stock equivalents, if dilutive.

The weighted average number of such shares at June 30 was 2,298,734 in 1996, 2,235,413 in 1995, and 2,205,050 in 1994.

New Accounting Standards
------------------------
In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, effective for financial statements for fiscal years beginning after December 15, 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. SFAS No. 121 also establishes the procedures for review of recoverability, and measurement of impairment if necessary, of long-lived assets and certain identifiable intangibles to be held and used by an entity. The financial effects of adopting the new standard are not expected to be material to the Company's financial position or operations.


                                  F-11
******************************************************************************


                    Energy West Incorporated and Subsidiaries

             Notes to Consolidated Financial Statements (continued)


1. Principal Accounting Policies (continued)
============================================

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


Effects of Regulation
---------------------
All regulatory assets have been formally approved by the applicable regulator, although other than environmental cleanup costs, no return on assets is allowed by the regulators.

The Company uses the lives for depreciation as defined by the regulators which approximates the economic lives for GAAP.


Reclassifications
-----------------
Certain reclassifications have been made to the fiscal 1995 and 1994 consolidated financial statements to conform to the fiscal 1996 presentation.

2. Notes Payable
================

At June 30, 1996, the Company maintained a line of credit totaling $11,000,000 with interest calculated at prime less 1/4 percent. A total of $7,175,000, $2,620,000 and $1,275,000 had been borrowed under line of credit agreements at June 30, 1996, 1995, and 1994, respectively. Borrowings on lines of credit, based upon daily loan balances, averaged $6,166,380, $2,397,175 and $2,369,671 during the years ended June 30, 1996, 1995 and
1994, respectively. The maximum borrowings outstanding on this line at any month end were $9,415,000, $4,983,000 and $4,267,000 during these same periods. The daily weighted average interest rate was 8.5%, 8.2% and 6.4% for the years ended June 30, 1996, 1995 and 1994, respectively. This line of
credit expires January 15, 1997.   Management expects this line of credit to
be renewed for another year.


                                  F-12
******************************************************************************


                    Energy West Incorporated and Subsidiaries

             Notes to Consolidated Financial Statements (continued)


3. Long-Term Debt Obligations
=============================

Long-term debt consists of the following:
                                                        June 30
                                                   1996           1995
                                               --------------------------

  Series 1993 notes payable                    $ 7,800,000    $ 7,800,000
  Industrial development revenue obligations:
      Series 1992A                                 935,000      1,200,000
      Series 1992B                               1,635,000      1,690,000
  Other                                             23,758        110,790
                                               --------------------------
  Total long-term obligations                   10,393,758     10,800,790
  Less portion due within one year                 348,044        365,833
                                               --------------------------
  Long-term obligations due after one year     $10,045,714    $10,434,957


Series 1993 Notes Payable
-------------------------
On June 24, 1993, the Company issued $7,800,000 of Series 1993 unsecured notes bearing interest at rates ranging from 6.20% to 7.60% (6.20% at June 30, 1996), payable semiannually on June 1 and December 1 of each year, commencing on December 1, 1993. Maturity dates begin in 1999 and extend to 2013. At the Company's option, beginning June 1, 2003, notes maturing subsequent to 2003 may be redeemed prior to maturity, in whole or part, at redemption prices declining from 104% to 100% of face value, plus accrued interest.

Industrial Development Revenue Obligations
------------------------------------------
On September 15, 1992, Cascade County, Montana (the County) issued two Industrial Development Revenue Obligations, the Series 1992A Bonds for $1,700,000 and Series 1992B Bonds for $1,800,000. The Series 1992A and Series 1992B Bonds are unsecured; however, loan agreements are maintained with the Company in the same amounts. Both the Series 1992A and Series 1992B Bonds require annual principal payments on October 1 and semiannual interest payments on April 1 and October 1 of each year beginning in 1993. The Series 1992A Bonds have a final maturity in 1999 and bear interest at rates ranging from 3.25% to 5.30%. The Series 1992B bonds have a final maturity in 2012 and bear interest at rates ranging from 3.35% to 6.50%.


                                  F-13
******************************************************************************


                    Energy West Incorporated and Subsidiaries

             Notes to Consolidated Financial Statements (continued)


3. Long-Term Debt Obligations (continued)
=========================================

Aggregate Annual Maturities
---------------------------
                             --IDR Obligations--
Fiscal            Series     -------------------                   Total
Year Ending       1993       Series       Series                 Long-Term
June 30           Notes       1992A        1992B      Other     Obligations
---------------------------------------------------------------------------
1997          $         -   $280,000   $    60,000   $ 8,044   $    348,044
1998                    -    295,000        60,000     6,959        361,959
1999              165,000    175,000        65,000     8,032        413,032
2000              175,000    185,000        70,000       723        430,723
2001              370,000          -        75,000         -        445,000
Thereafter      7,090,000          -     1,305,000         -      8,395,000
              -------------------------------------------------------------
                7,800,000    935,000     1,635,000    23,758     10,393,758
Less current
 portion                -    280,000        60,000     8,044        348,044
              -------------------------------------------------------------
              $ 7,800,000  $ 655,000   $ 1,575,000   $15,714   $ 10,045,714
              =============================================================

The Company's long-term debt obligation agreements contain various covenants including: limiting total dividends and distributions made in the immediately preceding 60-month period to aggregate consolidated net income for such period, restricting senior indebtedness, limiting asset sales, and maintaining certain financial debt and interest ratios.

4. Retirement Plans
===================

The Company has a defined contribution pension plan (the Plan) which covers substantially all of the Company's employees. Under the Plan, the Company contributes 10% of each participant's eligible compensation. Total contributions to the Plan for the years ended June 30, 1996, 1995 and 1994 were $383,018, $336,589 and $279,668, respectively.

The Company adopted, effective July 1, 1993, SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. This standard requires that the projected future cost of providing postretirement benefits be recognized as an expense as employees render service rather than when paid. Effective for fiscal year 1994, the Company modified its plan for these benefits and has elected to pay eligible retirees (post-65 years of age) $125 per month in lieu of contracting for health and life insurance benefits. The amount of this payment is fixed and will not increase with medical trends or inflation. The Company's transition obligation at June 30, 1996 and 1995 was


                                  F-14
******************************************************************************


                    Energy West Incorporated and Subsidiaries

             Notes to Consolidated Financial Statements (continued)


4. Retirement Plans (continued)
===============================

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


                                  F-15
******************************************************************************


                    Energy West Incorporated and Subsidiaries

             Notes to Consolidated Financial Statements (continued)


4. Retirement Plans (continued)
===============================

The following table presents the amounts recognized at June 30, 1996 and 1995 in the consolidated financial statements.

                                                          1996       1995
                                                        -------------------
  Accumulated postretirement benefit obligation:
   Retirees                                             $128,500   $154,400
   Fully eligible active plan participants                80,500     53,700
   Other active plan participants                        522,900    259,174
                                                        -------------------
                                                        $731,900   $467,274

  Net periodic postretirement benefit cost:
   Service cost                                         $ 19,300   $ 19,400
   Interest cost                                          32,000     32,200
   Actual return on plan assets                           (1,500)         -
   Amortization of transition obligation                  19,600     19,600
                                                        -------------------
  Net periodic postretirement benefit cost              $ 69,400   $ 71,200


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


                                  F-16
******************************************************************************


                    Energy West Incorporated and Subsidiaries

             Notes to Consolidated Financial Statements (continued)



5. Income Tax Expense
=====================

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

Significant components of the Company's deferred tax assets and liabilities as of June 30, 1996 and 1995 are as follows:

                                                 1996             1995
                                              ---------------------------
  Deferred tax assets:
   Allowance for doubtful accounts            $     54,065   $     55,987
   Unamortized investment tax credit               162,343        175,983
   Contributions in aid of construction            115,876        102,458
   Other nondeductible accruals                    189,935        156,096
   Other                                            47,093         42,318
                                              ---------------------------
  Total deferred tax assets                        569,312        532,842



                                  F-17
******************************************************************************


                    Energy West Incorporated and Subsidiaries

             Notes to Consolidated Financial Statements (continued)


5. Income Tax Expense (continued)
=================================

                                                     1996           1995
                                                 ---------------------------
  Deferred tax liabilities:
   Customer refunds payable                      $   399,255    $     84,525
   Property, plant and equipment                   2,908,836       2,615,597
   Unamortized debt issue costs                      201,635         215,827
   Unamortized environmental study costs                   -         101,330
   Covenant not to compete                            89,041          93,283
   Other                                              20,014          15,810
                                                 ---------------------------
  Total deferred tax liabilities                   3,618,781       3,126,372
                                                 ---------------------------
  Net deferred tax liabilities                    $3,049,469      $2,593,530


Income tax expense consists of the following:

                                                   Year ended June 30
                                                1996       1995      1994
                                              ------------------------------
  Current income taxes:
   Federal                                    $244,777   $705,420   $490,698
   State                                        21,819    120,074     12,331
                                              ------------------------------
  Total current income taxes                   266,596    825,494    503,029
  Deferred income taxes (benefits):
   Tax depreciation in excess of book          341,217    179,794    139,564
   Book amortization in excess of tax          (35,958)   (56,981)   (73,435)
   Recoverable cost of gas purchases           322,479    (98,479)    86,341
   Environmental study cleanup costs                 -     20,539     81,442
   Regulatory surcharges                       (44,830)         -          -
   Other                                       (25,362)    17,813    (62,016)
                                              ------------------------------
  Total deferred income taxes                  557,546     62,686    171,896
  Investment tax credit, net                   (21,062)   (21,062)   (21,062)
                                              ------------------------------
  Total income taxes                          $803,080   $867,118   $653,863
                                              ==============================

  Income taxes - operations                   $765,925   $815,688   $613,964
  Income taxes - other income                   37,155     51,430     39,899
                                              ------------------------------
  Total income taxes                          $803,080   $867,118   $653,863
                                              ==============================


                                  F-18
******************************************************************************


                    Energy West Incorporated and Subsidiaries

             Notes to Consolidated Financial Statements (continued)


5. Income Tax Expense (continued)
=================================

Income tax expense from operations differs from the amount computed by applying the federal statutory rate to pre-tax income for the following reasons:

                                               1996       1995       1994
                                             ------------------------------
  Tax expense at statutory rate - 34%        $747,269   $799,582   $607,394
  State income tax, net of federal tax
   benefit                                     60,271     77,377     38,693
  Amortization of deferred investment
   tax credits                                (21,062)   (21,062)   (21,062)
  Other                                        16,602     11,221     28,838
                                             ------------------------------
  Total income taxes                         $803,080   $867,118   $653,863
                                             ==============================


6. Regulated and Nonregulated Operations
========================================

Summarized financial information for the Company's regulated utility and nonregulated nonutility operations (before intercompany eliminations between regulated and nonregulated primarily consisting of gas sales from nonregulated to regulated entities, intercompany accounts receivable, accounts payable, equity, and subsidiary investment) is as follows:



                                  F-19
******************************************************************************


                    Energy West Incorporated and Subsidiaries

             Notes to Consolidated Financial Statements (continued)


6. Regulated and Nonregulated Operations (continued)
====================================================


XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
Note: These two tables were originally in side-by-side format. The format was changed to meet the EDGAR file width limitations.

                             ****************** JUNE 30, 1996 *****************
                                 REG.        NONREG.      ADJ.         CONSOL.
                             --------------------------------------------------
CAPITAL EXPENDITURES          $3,910,000    $680,609                 $4,590,609
                             --------------------------------------------------
PROPERTY,PLANT AND EQUIPMENT,
 NET
  REGULATED UTILITIES        $22,362,130                            $22,362,130
  NONREGULATED PROPANE                     2,971,174                  2,971,174
  OIL AND GAS OPERATIONS                     274,352                    274,352
  REAL ESTATE HELD FOR
   INVESTMENT                                482,173            1       482,174
                             --------------------------------------------------
TOTAL P P & E                 22,362,130   3,727,699            1    26,089,830

CURRENT ASSETS                 7,663,566   2,385,186     (956,548)    9,092,204
OTHER ASSETS                   3,669,404     590,542   (1,947,307)    2,312,639
                             --------------------------------------------------
TOTAL ASSETS                 $33,695,100  $6,703,427  ($2,903,854)  $37,494,673
                             ==================================================

EQUITY                        $9,303,596  $3,308,651  $(1,071,999)  $11,540,248
LONG-TERM DEBT                 8,257,090   1,788,624                 10,045,714
CURRENT LIABILITIES           10,452,787   1,192,271     (557,495)   11,087,563
DEFERRED INCOME TAXES          3,207,968     366,716     (778,600)    2,796,084
OTHER LIABILITIES              2,473,659      47,165     (495,760)    2,025,064
                             --------------------------------------------------
TOTAL CAPITALIZATION AND
 LIABILITIES                 $33,695,100  $6,703,427  ($2,903,854)  $37,494,673
                             ==================================================




                             ****************** JUNE 30,1995 ******************
                                 REG.        NONREG.       ADJ.        CONSOL.
                             --------------------------------------------------
CAPITAL EXPENDITURES          $3,933,828    $772,040                 $4,705,868
                             --------------------------------------------------
PROPERTY,PLANT AND EQUIPMENT,
 NET
  REGULATED UTILITIES        $19,907,237                            $19,907,237
  NONREGULATED PROPANE                     2,811,913                  2,811,913
  OIL AND GAS OPERATIONS                     334,704                    334,704
  REAL ESTATE HELD FOR
   INVESTMENT                                496,483                    496,483
                             --------------------------------------------------
TOTAL P P & E                 19,907,237   3,643,100                 23,550,337

CURRENT ASSETS                 4,458,594   2,420,839     (616,157)    6,263,276
OTHER ASSETS                   3,884,006     496,360   (1,819,198)    2,561,168
                             --------------------------------------------------
TOTAL ASSETS                 $28,249,837  $6,560,299  ($2,435,355)  $32,374,781
                             ==================================================

EQUITY                        $8,903,740  $2,701,018  $(1,072,000)  $10,532,758
LONG-TERM DEBT                 8,533,074   1,901,883                 10,434,957
CURRENT LIABILITIES            6,304,063   1,493,087   (1,011,157)    6,785,993
DEFERRED INCOME TAXES          2,727,782     299,343     (352,197)    2,674,928
OTHER LIABILITIES              1,781,178     164,968           (1)    1,946,145
                             --------------------------------------------------
TOTAL CAPITALIZATION AND
 LIABILITIES                 $28,249,837  $6,560,299  ($2,435,355)  $32,374,781
                             ==================================================
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX



XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
Note: These three tables were originally in side-by-side format. The format was changed to meet the EDGAR file width limitations.

                             ********************** 1996 **********************
                                 REG.       NONREG.       ADJ.        CONSOL.
                             --------------------------------------------------
OPERATING REVENUE            $23,672,186  $4,510,942  ($1,213,359)  $26,969,769
GAS TRADING REVENUE                        4,348,239                  4,348,239
                             --------------------------------------------------
TOTAL OPERATING REVENUE       23,672,186   8,859,181   (1,213,359)   31,318,008

GAS PURCHASED                 13,646,178   2,539,635   (1,213,359)   14,972,454

COST OF GAS TRADING                        3,751,053                  3,751,053
DISTRIBUTION, GENERAL & ADMIN  5,578,188   1,346,203                  6,924,391
MAINTENANCE                      348,123      60,467                    408,590
DEPRECIATION AND AMORTIZATION  1,359,339     307,917                  1,667,256
TAXES OTHER THAN INCOME          523,768     105,660                    629,428
                             --------------------------------------------------
OPERATING INCOME              $2,216,590    $748,246           $0    $2,964,836
                             ==================================================




                             ********************** 1995 **********************
                                 REG.       NONREG.       ADJ.         CONSOL.
                             --------------------------------------------------
OPERATING REVENUE            $24,363,446  $4,077,768  ($1,131,655)  $27,309,559
GAS TRADING REVENUE                        3,238,839                  3,238,839
                             --------------------------------------------------
TOTAL OPERATING REVENUE       24,363,446   7,316,607   (1,131,655)   30,548,398

GAS PURCHASED                 15,077,466   2,170,877   (1,131,655)   16,116,688

COST OF GAS TRADING                        2,500,363                  2,500,363
DISTRIBUTION, GENERAL & ADMIN  5,130,220   1,249,431                  6,379,651
MAINTENANCE                      304,677       1,400                    306,077
DEPRECIATION AND AMORTIZATION  1,205,758     352,997                  1,558,755
TAXES OTHER THAN INCOME          494,338     100,230                    594,568
                             --------------------------------------------------
OPERATING INCOME              $2,150,987    $941,309           $0    $3,092,296
                             ==================================================




                             ********************** 1994 ********************
                                 REG.       NONREG.      ADJ.       CONSOL.
                             ------------------------------------------------
OPERATING REVENUE            $24,421,153  $3,935,760  ($974,327)  $27,382,586
GAS TRADING REVENUE                        1,964,866                1,964,866
                             ------------------------------------------------
TOTAL OPERATING REVENUE       24,421,153   5,900,626   (974,327)   29,347,452

GAS PURCHASED                 15,666,853   2,050,377   (974,327)   16,742,903

COST OF GAS TRADING                        1,667,182                1,667,182
DISTRIBUTION, GENERAL & ADMIN  4,792,531   1,187,090                5,979,621
MAINTENANCE                      315,409      15,353                  330,762
DEPRECIATION AND AMORTIZATION  1,134,150     329,928                1,464,078
TAXES OTHER THAN INCOME          430,446      96,696                  527,142
                             ------------------------------------------------
OPERATING INCOME              $2,081,764    $554,000         $0    $2,635,764
                             ================================================

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX


                                  F-20
******************************************************************************


                    Energy West Incorporated and Subsidiaries

             Notes to Consolidated Financial Statements (continued)


7. Stock Options and Ownership Plans
====================================

Stock Options
-------------
There are two Incentive Stock Option Plans which provide for granting options to purchase up to 200,000 shares of the Company's common stock to key employees. The option price may not be less than 100% of the common stock fair market value on the date of grant (110% of the fair market value if the employee owns more than 10% of the Company s outstanding common stock).
These options may not have a term exceeding five years.

A summary of the activity under the plans is as follows:


                                      Number of          Price Per
                                        Shares             Share
                                     -------------------------------
Fiscal 1996
Outstanding at July 1, 1995             90,588          $4.875-9.125
Granted                                      -
Exercised                              (13,680)         $4.875-7.125
Expired                                 (1,200)                $6.50
                                     -----------
Outstanding at June 30, 1996            75,708          $6.375-9.125
                                     ===========
At June 30, 1996
Exercisable                             75,708
Available for grant                      6,052

Fiscal 1995
Outstanding at July 1, 1994            106,948           $4.875-8.75
Granted                                  5,000                $9.125
Exercised                              (14,410)          $4.938-8.75
Expired                                 (6,950)         $4.875-7.125
                                     -----------
Outstanding at June 30, 1995            90,588
                                     ===========

At June 30, 1995
Exercisable                             90,588
Available for grant                     29,652

Fiscal 1994
Outstanding at July 1, 1993            105,048          $3.188-7.125
Granted                                  7,000           $7.375-8.75
Exercised                               (3,800)         $3.188-7.125
Expired                                 (1,300)               $3.188
                                     -----------
Outstanding at June 30, 1994           106,948           $4.875-8.75
                                     ===========

At June 30, 1994
Exercisable                            106,948
Available for grant                     27,702


                                  F-21
******************************************************************************


                    Energy West Incorporated and Subsidiaries

             Notes to Consolidated Financial Statements (continued)


7. Stock Options and Ownership Plans (continued)
================================================

Employee Stock Ownership Plan
-----------------------------
In 1984, the Company established an Employee Stock Ownership Plan ("ESOP") which covers most of the Company's employees.

The unleveraged ESOP
receives cash contributions from the Company each year as determined by the Board of Directors and will buy shares of the Company's common stock from either the Company or the open market at the then current price per share. The ESOP has no allocated shares, committed-to-be-released shares or suspense shares at the balance sheet dates. In addition, there are no unearned shares and there is no repurchase obligation.

The Company has contributed and
recognized as expense $121,400, $129,367 and $103,820 for the years ended
June 30, 1996, 1995 and 1994, respectively.   During the years ended June 30,
1996, 1995 and 1994, the ESOP acquired 15,889 shares at $8.00 per share, 11,535 shares at $9.00 per share and 11,772 shares at $9.08 per share, respectively.

8. Operating Lease
------------------
The Company leases a building in Cody, Wyoming. The lease expires on June 30, 2005. Future minimum rental payments will be approximately $72,000 per year from fiscal 1996 through fiscal 2005 for total future minimum lease payments of $648,000. Rental expenses related to this lease were $73,808, $70,133 and $73,933 in fiscal years 1996, 1995 and 1994, respectively.

9. Gain on Sale of Assets
-------------------------
On June 28, 1996, one of the Company's nonregulated subsidiaries sold real property, consisting of land and office and warehouse buildings, for $525,000 in cash. Concurrent with the sale, the Company leased the property back for a period of ten years at an annual rental of $51,975. The initial ten-year term of the lease is extended for two successive five-year periods unless the Company provides at least six months notice prior to the end of either the initial term or the first successive five-year term.

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


                                  F-22
******************************************************************************


                    Energy West Incorporated and Subsidiaries

             Notes to Consolidated Financial Statements (continued)


9. Gain on Sale of Assets (continued)
=====================================

The future minimum lease payments under the terms of the related lease agreement require the payment of $51,975 per year from fiscal 1997 through fiscal 2006 for total future minimum lease payments of $519,750.

10. Commitments and Contingencies
=================================

Commitments
-----------
The Company has entered into long-term, take or pay natural gas supply contracts which expire beginning in 1997 and ending in 2005. The contracts generally require the Company to purchase specified minimum volumes of natural gas at a fixed price which is subject to renegotiation every two years. Current prices per Mcf for these contracts range from $1.17 to $1.85. Based on current prices, the minimum take or pay obligation at June 30, 1996 for each of the next five years and in total is as follows:

   Fiscal Year
   -----------
      1997          $1,931,088
      1998           1,320,018
      1999           1,099,218
      2000             832,018
      2001             832,018
      Thereafter     1,809,672
                    ----------
      Total         $7,824,032
                    ==========

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


                                  F-23
******************************************************************************


                    Energy West Incorporated and Subsidiaries

             Notes to Consolidated Financial Statements (continued)


10. Commitments and Contingencies (continued)
=============================================

Environmental Contingency
-------------------------
The Company owns property on which it operated a manufactured gas plant from 1909 to 1928. The site is currently used as a service center and to store certain equipment and materials and supplies. The coal gasification process utilized in the plant resulted in the production of certain by-products which have been classified by the federal government and the state of Montana as hazardous to the environment. After management became aware of the potential of contamination on this site, it initiated an assessment of the property through the assistance of a qualified consulting firm. That assessment revealed the presence of certain hazardous material in quantities exceeding tolerances established for such material by regulatory authorities. After making required notifications of that condition to federal and state regulatory authorities, a report summarizing the assessment was filed with the State of Montana Department of Health and Environmental Science ("MDHES"). Subsequent to that submittal a meeting was held with a representative of the MDHES wherein a process was agreed upon to arrive at appropriate remediation of the site. The costs incurred by the Company to date approximate $320,000 and have been capitalized as other deferred charges. Until further work is done regarding remediation alternatives, no further estimate of the costs of remediation can be made.

However, management believes that regardless of the alternative selected, the costs incurred will not materially affect the Company's financial position, results of operations and net cash flows.


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

11. Regulatory Matters
======================

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


                                  F-24
******************************************************************************


                    Energy West Incorporated and Subsidiaries

             Notes to Consolidated Financial Statements (continued)


12. Financial Instruments and Risk Management
=============================================

During 1996, the Company was a party to gas financial swap agreements for its regulated operations. Under these agreements, the Company is required to pay the counterparty (an entity making a market in gas futures) a cash settlement equal to the excess of the stated index price over an agreed upon fixed price for gas purchases. The Company receives cash from the counterparty when the stated index price falls below the fixed price. These swap agreements are made to minimize exposure to gas price fluctuations. During the fiscal year ending June 30, 1996 the company had financial swap agreements in place with average fixed prices of $1.33 per MMBTU. The index price paid for the volumes associated with those agreements was $1.04. This price differential had no impact on earnings, because the effect of the difference is included in gas costs and adjusted to recoverable cost of gas purchases for any differences between the cost of gas allowed by the regulators and the actual prices paid.

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


                                  F-25
******************************************************************************



                                SCHEDULE II
                      VALUATION AND QUALIFYING ACCOUNTS

                              ENERGY WEST INC.

                               June 30, 1996


                              Balance at  Charged     Write-offs     Balance
                              Beginning   to Costs      Net of      at end of
Description                   of Period  & Expenses   Recoveries     Period
Allowance for                ----------  ----------   ----------   ----------
Uncollectible Accounts
------------------------

Year Ended June 30, 1994       $160,500    $141,590    ($121,799)    $180,291


Year Ended June 30, 1995       $180,291     $81,327     ($70,450)    $191,168


Year Ended June 30, 1996       $191,168     $64,509     ($47,571)    $208,106




                                  F-25
******************************************************************************